EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

HEALTH DIAGNOSTICS OF NEW JERSEY, L.L.C.,

MODERN MEDICAL MODALITIES CORPORATION,

UNION IMAGING ASSOCIATES, INC.,

UNION IMAGING CENTER, LLC,

AND

PET SCAN AT UNION IMAGING, LLC

DATED AS OF JANUARY 30, 2009

Page

1.	PURCHASE OF ACQUIRED ASSETS		2

	1.1	Purchase and Sale of Acquired Assets	2
	1.2	Assumed Obligations	2
	1.3	Method of Conveyance	3
	1.4	Purchase Price	3
	1.5	Allocation of Purchase Price	3
	1.6	Assumed Indebtedness	4
	1.7	Escrow Amount	4
	1.8	Purchase Price Adjustments	6

2.	REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER COMPANIES		7

	2.1	Corporate Organization, Etc.	8
	2.2	Ownership	8
	2.3	Subsidiaries	8
	2.4	Books and Records	8
	2.5	Authorization, Etc	9
	2.6	Title and Related Matters	9
	2.7	Financial Statements	11
	2.8	Absence of Certain Changes	12
	2.9	Accounts Receivable	13
	2.10	Agreements and Commitments	13
	2.11	Government Contracts	15
	2.12	Litigation	16
	2.13	Taxes	17
	2.14	Banking Arrangements	19
	2.15	Liens; Indebtedness; Collateral	19
	2.16	Licenses	19
	2.17	Compliance with Law	20
	2.18	Rates and Reimbursement Policies	21
	2.19	Physicians	21
	2.20	Improper and Other Payments	23
	2.21	Intellectual Property	23
	2.22	Employee Benefit Plans	25
	2.23	Employees	28
	2.24	Insurance Coverage	29
	2.25	Appraisal Reports and Surveys	29
	2.26	Consents	30
	2.27	Environmental Matters	30
	2.28	Medical Waste	31
	2.29	Federal Health Care Programs	31
	2.30	Capital Expenditures and Investments	31
	2.31	Dealings with Affiliates	32
	2.32	Confidential Information	32

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(continued)
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	2.33	Brokerage	32
	2.34	Solvency	32
	2.35	Power of Attorney	32
	2.36	Disclosures	32

3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		33

	3.1	Corporate Organization, Etc	33
	3.2	Authorization, Etc	33
	3.3	Brokerage	34

4.	COVENANTS OF SELLER COMPANIES AND PARENT		34

	4.1	Regular Course of Business	34
	4.2	Ownership Changes	34
	4.3	Capital and Other Expenditures	35
	4.4	Borrowing	35
	4.5	Other Commitments	35
	4.6	Interim Financial Information and Audit	35
	4.7	Full Access and Disclosure	35
	4.8	Fulfillment of Conditions Precedent	36
	4.9	Minimum Account Balance	36
	4.10	SEC Matters	36

5.	CLOSING CONDITIONS		36

	5.1	Conditions to the Obligations of Purchaser	36
	5.2	Conditions to Obligations of Seller Companies and Parent	38

6.	CLOSING		39

	6.1	Closing	39
	6.2	Deliveries by Seller Companies and Parent	39
	6.3	Deliveries by Purchaser	40

7.	COVENANTS		41

	7.1	No Solicitation or Negotiation	41
	7.2	Transfer Tax	42
	7.3	Agreement to Defend	42
	7.4	Further Acts and Assurances	42
	7.5	Deliveries After Closing.	42
	7.6	No Termination of Seller Companies’ and Parent’s Obligations by Dissolution, Etc.	43
	7.7	Confidentiality	43
	7.8	Public Announcements	43
	7.9	Non-Competition	44
	7.10	Employees	45
	7.11	Schedules	45
	7.12	Exhibits	46

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(continued)
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8.	INDEMNIFICATION		46

	8.1	Survival	46
	8.2	Limitations	47
	8.3	Indemnification by Seller Companies and Parent	47
	8.4	Indemnification by Purchaser	49
	8.5	Third-Party Claims	49
	8.6	Payment of Indemnification Amounts	51
	8.7	Security for the Indemnification Obligation; Right of Set-Off	51
	8.8	Adjustment to Purchase Price	51
	8.9	Breach	51

9.	TERMINATION, AMENDMENT AND WAIVER		52

	9.1	Termination	52
	9.2	Effect of Termination	52
	9.3	Extension; Waiver	52

10.	DEFINITIONS		53

11.	MISCELLANEOUS		62
	11.1	Schedules and Other Instruments	62
	11.2	Additional Assurances	62
	11.3	Consented Assignment	62
	11.4	Legal Fees and Costs	63
	11.5	Benefit; Assignment	63
	11.6	Cost of Transactions	63
	11.7	Waiver of Breach	63
	11.8	Notice	63
	11.9	Performance	64
	11.10	Severability	64
	11.11	Gender and Number	65
	11.12	Divisions and Headings	65
	11.13	Entire Agreement; Amendment	65
	11.14	Counterpart	65
	11.15	No Third Party Beneficiaries	65
	11.16	Schedules	65
	11.17	Injunctive Relief	65
	11.18	Delays or Omissions	66
	11.19	Waiver of Jury Trial	66
	11.20	Choice of Law; Venue	66
	11.21	Tax Advice and Reliance	66
	11.22	No Strict Construction	67
	11.23	Interpretation	67

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Exhibits

1.2(a)	Form Assumption Agreement
1.3(a)	Form Bill of Sale
1.3(b)	Form Assignment of Lease
1.3(d)	Form Consent to Assignment
1.7.1	Form Escrow Agreement
5.1.7	Form Management Services Agreement
6.2.9	Parent and Seller Companies’ Secretary’s Certificate
6.2.11(i)	Parent and Seller Companies’ Officers’ Certificate - Bring Down or Representations and Warranties, No MAC, and No Litigation
6.2.11(ii)	Parent and Seller Companies’ Officer’s Certificate – Indebtedness and Accuracy of Financial Statements
6.2.12	Parent and Seller Companies’ Counsel Opinion
6.3.3	Purchaser’s Secretary’s Certificate

Schedules

1.1	Excluded Assets
1.2(a)	Assumed Obligations
1.6	Assumed Indebtedness
1.8.1	Closing Date Working Capital Calculation Procedures
2.1(a)	Jurisdictions of Qualification
2.1(b)	Organizational Documents
2.4	Directors, Officers and Managers
2.5.2	No Violation
2.6.1	Title Matters
2.6.2	Lease Contracts and Liens
2.6.4	Improvements
2.7.1	Financial Statements
2.7.2	Indebtedness
2.7.3	Guarantees
2.9	Accounts Receivable
2.10.1	Material Contracts
2.10.4	Bids and Proposals
2.10.5	Termination Notices
2.10.6	Required Consents
2.11	Government Contracts
2.12	Litigation
2.14	Banking Arrangements
2.15	Liens, Indebtedness and Collateral
2.16	Licenses
2.17.2	HIPAA Compliance
2.19	Physicians

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(continued)
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2.19.3	Actions and Investigations
2.21.1	Intellectual Property
2.21.2	Intellectual Property Licenses
2.21.5	Intellectual Property Claims
2.21.8	General Public Licenses
2.22	Employee Benefit Plans
2.23	Employees
2.24	Insurance Coverage
2.26	Consents
2.27	Environmental Matters
2.31	Capital Expenditures and Investments
2.32	Dealings with Affiliates
3.2.2	No Violation

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), is entered into as of January 30, 2009, by and among HEALTH DIAGNOSTICS OF NEW JERSEY, L.L.C., a New Jersey limited liability company (“Purchaser”), MODERN MEDICAL MODALITIES CORPORATION, a New Jersey corporation (“Parent”), UNION IMAGING ASSOCIATES, INC., a New Jersey corporation and wholly-owned subsidiary of Parent (“UIA”), UNION IMAGING CENTER, LLC, a New Jersey limited liability company and wholly-owned subsidiary of Parent (“UIC”), and PET SCAN AT UNION IMAGING, LLC, a New Jersey limited liability company and wholly-owned subsidiary of Parent (“PET” and together with UIA and UIC, individually a “Seller Company” and collectively, “Seller Companies”). Terms used herein and not otherwise defined shall have the meanings set forth in Section 10 hereof.

RECITALS

WHEREAS, PET operates a diagnostic imaging center (the “PET Center”) located at 418 Chestnut Street, Suite A, Union, New Jersey 07083 (the “PET Location”);

WHEREAS, UIC and the JV operate a diagnostic imaging center (the “UIC Center” and, together with the PET Center, the “Imaging Centers”) located at 441-445 Chestnut Street, Union, New Jersey 07083 (the “UIC Location”);

WHEREAS, Parent leases office space and a storage facility located at 439 Chestnut Street, Union, New Jersey (the “Storage Location”, and together with the PET Location and the UIC Location, the “Locations”);

WHEREAS, all of such business operations and initiatives conducted at the Imaging Centers are collectively referred to herein as the “Business”;

WHEREAS, pursuant to the terms of that certain Lease and Management Agreement dated as of July 30, 1991 by and between UIA and Howard Kessler, M.D., P.A. d/b/a Union Imaging Associates, P.A., a New Jersey professional association (the “PA”), the PA provides certain billing and professional reading services to each of the Imaging Centers (the “Existing Services Agreement”);

WHEREAS, this Agreement is entered into to enable Purchaser to (i) acquire all of the Acquired Assets, except the Excluded Assets, used by or in connection with the Business, (ii) assume the Assumed Obligations, except the Retained Liabilities, with respect to the Business and (iii) assume the Assumed Indebtedness, subject to the terms hereof; and

WHEREAS, the Board of Directors or Board of Managers, as applicable, of Parent and each Seller Company have approved the sale of the Acquired Assets to, and the Assumption of the Assumed Obligations and the Assumed Indebtedness by, Purchaser, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises, the representations and warranties, covenants and agreements, and subject to the conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, Parent, Seller Companies and Purchaser, intending to become legally bound, hereby agree as follows:

1. Purchase Of Acquired Assets

1.1 Purchase and Sale of Acquired Assets.  Subject to the terms and conditions of this Agreement, Parent and each applicable Seller Company agrees to sell, assign, convey and transfer to Purchaser, and Purchaser agrees to purchase from each applicable Seller Company or Parent (as the case may be), at the Closing, all of the assets used by or in connection with the Business, wherever located, including, but not limited to, medical imaging equipment, current inventory, accounts receivable, machinery, fixtures and other equipment, leasehold improvements, intellectual property (to the extent transferable), Contracts to which any Seller Company is a party, books and records, rights to all of Seller Companies’ Claims against third parties (with the exception of any Claims arising out of the Excluded Assets or Excluded Liabilities), prepaid expenses, customer lists, Licenses (to the extent transferable), Seller Companies’ corporate, financial and similar records, patient records, medical licenses, other medical assets and other intangibles, free and clear of any Liens, Claims and Orders (other than the Permitted Liens) (collectively, the “Acquired Assets”), except for the assets specifically set forth on Schedule 1.1 attached hereto (collectively, the “Excluded Assets”).

1.2 Assumed Obligations.  At the Closing, Purchaser shall assume and agree to pay, satisfy, perform and discharge as the same shall become due only the liabilities of Seller Companies, including all post-Closing obligations under (i) existing Contracts that are included among the Acquired Assets (other than obligations or liabilities as the result of the breach of any such Contract prior to the Closing Date), (ii) capital leases of Seller Companies set forth on Schedule 1.2(a) attached hereto and (iii) operating leases of Seller Companies set forth on Schedule 1.2(a) attached hereto (other than obligations relating to defaults thereunder that arose prior to the Closing) (the “Assumed Obligations”), pursuant to an Assumption Agreement substantially in the form of Exhibit 1.2(a) attached hereto (the “Assumption Agreement”). Each of the Contracts assumed hereunder is independently assumed subject to the representations, warranties (including that such Contract is not in default on the Closing Date), covenants and conditions made herein as to that Contract.  Except as expressly set forth in this Section 1.2 and Schedule 1.2(a) attached hereto, Purchaser shall not assume or otherwise be responsible at any time for any liability, obligation, debt or commitment of any Seller Company or Parent, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including, but not limited to, any liabilities, obligations, debts or commitments of Seller Companies or Parent (a) incident to, arising out of or incurred with respect to this Agreement and the agreements, documents, instruments, and transactions contemplated hereby, (b) which otherwise arise or are asserted or incurred by reason of events, acts or transactions occurring, or the operation of the Business, prior to or on the Closing Date, (c) for outstanding checks and other similar obligations, (d) relating to the employee benefit plans, employee policies, employee Contracts, employee programs and/or arrangements of Seller Companies or any of their Subsidiaries and Affiliates with Employees (including, but not limited to, any severance or bonus payments payable to any Employee of any Seller Company), (e) relating to Product Liability Claims, (f) relating to Taxes, (i) attributable to the Acquired Assets or the Business with respect to any taxable period or portion thereof that ends on or prior to the Closing Date or (ii) imposed on any Seller Company or Parent; or (g) relating to medical malpractice (collectively, the “Excluded Liabilities”).  Parent and Seller Companies agree to satisfy and discharge each of the Excluded Liabilities as the same shall become due.  Purchaser’s assumption of the Assumed Obligations shall in no way expand the rights or remedies of third parties against Purchaser as compared to the rights and remedies that such parties would have had against Parent or any Seller Company had this Agreement not been consummated.

1.3 Method of Conveyance.  The sale, transfer, conveyance and assignment by the applicable Seller Companies of the Acquired Assets to Purchaser in accordance with Section 1.1 hereof shall be effected on the Closing Date at the Closing by the applicable Seller Companies’ execution and delivery to Purchaser of instruments of transfer including: (a) the bill of sale in substantially the form of Exhibit 1.3(a) attached hereto (the “Bill of Sale”), (b) an assignment of each of Seller Company’s facility leases used in connection with the Business in substantially the form of Exhibit 1.3(b) attached hereto (each, an “Assignment of Lease”), and (c) consents to the assignment of Contracts by third parties thereto in the form of Exhibit 1.3(d) attached hereto.  On the Closing Date, all of the Acquired Assets shall be transferred by the applicable Seller Companies to Purchaser free and clear of any and all Liens, Claims and Orders.

1.4 Purchase Price.  In consideration for the conveyance of the Acquired Assets, and in reliance on the representations and warranties, covenants and agreements of Parent and Seller Companies contained herein and the agreements, documents, instruments, and transactions contemplated hereby, Purchaser agrees to assume the Assumed Obligations and shall pay to Seller Companies an aggregate cash amount equal to (i) Eight Million Eight Hundred Thousand Dollars ($8,800,000.00); minus (ii) the aggregate amount of Seller Companies’ Assumed Indebtedness calculated as of the Closing Date; minus (iii) the Imaging Centers Capital Expenditures; minus (iv) the Escrow Amount; plus or minus (v) the Purchase Price adjustments set forth in Section 1.8.1 (such net amount being referred to as the “Purchase Price”).  The Purchase Price shall be paid to Seller Companies by wire transfer of immediately available funds on the Closing Date.

1.5 Allocation of Purchase Price.  Parent, Seller Companies and Purchaser agree to allocate the aggregate Purchase Price and, to the extent required, the Assumed Liabilities and relevant transaction costs, among the Acquired Assets in accordance with Section 1060 of the Code.  Parent, Seller Companies and Purchaser agree that Purchaser shall prepare and provide to a draft allocation of the of the purchase price among the Acquired Assets within five (5) days before the Closing Date, which shall be mutually agreed to by Purchaser, Parent and Seller Companies in good faith within ninety (90) days after the Closing Date. Parent or Seller Companies shall notify Purchaser within thirty (30) days of receipt of such draft allocation of any objection Parent or Seller Companies may have thereto.  Parent, Seller Companies and Purchaser agree to resolve any disagreement with respect to such allocation in good faith.  Parent, Seller Companies and Purchaser (i) hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 1.5 in connection with the preparation of Internal Revenue Service Form 8594 as such form relates to the transactions contemplated by this Agreement and (ii) shall each timely report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, including the preparation and filing of Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax law, and any comparable provision of state, or local Tax law) with their respective federal, state and local income Tax returns for the taxable year that includes the Closing Date.  Neither Purchaser nor any Seller Company shall file any Tax Return inconsistent with the allocation determined pursuant to this Section 1.5 except as may be adjusted by subsequent agreement following an audit by the IRS or by court decision.

1.6 Assumed Indebtedness.  In addition to the Assumed Obligations, and subject to the Purchase Price adjustments set forth in Section 1.4, Purchaser shall assume Seller Companies’ outstanding Indebtedness as of the Closing Date specifically set forth on Schedule 1.6 attached hereto (“Assumed Indebtedness”); provided, that such Assumed Indebtedness is properly and accurately reflected in the Financial Statements and shall not exceed an aggregate amount of One Million Six Hundred Thousand Dollars ($1,600,000) (“Indebtedness Cap”).  In the event the calculation of the Assumed Indebtedness is greater than the Indebtedness Cap, Parent and Seller Companies shall be liable and responsible, jointly and severally, for such Indebtedness in excess of the Indebtedness Cap.

1.7 Escrow Amount.

1.7.1 On the Closing Date, Purchaser shall deposit with the Escrow Agent an aggregate cash amount equal to Six Hundred Fifty Thousand Dollars ($650,000) (the “Escrow Amount”) for the purpose of securing the indemnification obligations of Seller Companies and Parent and the post-closing adjustments of the Purchase Price set forth in this Agreement, of which (i) Five Hundred Thousand Dollars ($500,000) (the “Indemnification Escrow Amount”) may be used by Purchaser, in its sole and absolute discretion, to satisfy any indemnification Claim under this Agreement or any agreement or instrument contemplated by this Agreement, and (ii) One Hundred Fifty Thousand Dollars ($150,000) (the “Working Capital Escrow Amount”) may be used by Purchaser, in its sole and absolute discretion, to satisfy the post-Closing adjustments of the Purchase Price pursuant to Section 1.8.  The Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the escrow agreement substantially in the form of Exhibit 1.7.1 attached hereto (the “Escrow Agreement”).  The Escrow Amount shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.7.2 Subject to the terms and conditions of the Escrow Agreement, not later than six (6) months after the Closing Date, Purchaser and Parent will cause the Escrow Agent to remit to Parent Two Hundred Fifty Thousand Dollars ($250,000) of the Indemnification Escrow Amount, less the sum of any amounts which are owed to or have been retained by Purchaser from the Indemnification Escrow Amount in satisfaction of any indemnification Claims of Purchaser, any pending, unresolved Claims of Purchaser, or any other obligations of any of the Seller Companies or Parent under this Agreement or any agreements, documents, instruments, and transactions contemplated hereby.

1.7.3 Subject to the terms and conditions of the Escrow Agreement, not later than twelve (12) months after the Closing Date, Purchaser and Parent will cause the Escrow Agent to remit to Seller the remaining Indemnification Escrow Amount held by Purchaser, less the sum of any amounts which are owed to or have been retained by Purchaser from the Indemnification Escrow Amount in satisfaction of any indemnification Claims of Purchaser, any pending, unresolved Claims of Purchaser, or any other obligations of any of Seller Companies or Parent under this Agreement or any agreements, documents, instruments, and transactions contemplated hereby (other than any amounts retained under Section 1.7.2).

1.7.4 Upon the final resolution of any unresolved Claims of Purchaser, if it is determined that all, or any portion of the remaining Indemnification Escrow Amount, is due to Parent, Purchaser and Parent shall cause the Escrow Agent to make such payment to Parent, less any amount due to Purchaser.

1.7.5 Purchaser shall have the right, in its sole and absolute discretion, to satisfy any amount owed to Purchaser in satisfaction of any indemnification Claim or any other obligations of any of the Seller Companies or Parent under this Agreement or any agreements, documents, instruments, and transactions contemplated hereby from the Indemnification Escrow Amount or to recover such amounts directly from any of the Seller Companies and Parent, jointly and severally, or recover such amount from any remaining portion of the Working Capital Escrow Amount, or any combination of the foregoing.

1.7.6 None of the indemnification Claims of Purchaser under this Agreement or any agreements, documents, instruments, and transactions contemplated hereby shall be limited by the amount of the Indemnification Escrow Amount or limit Purchaser’s rights and remedies under this Agreement or any agreements, documents, instruments, and transactions contemplated hereby, including, but not limited to, Section 8.

1.7.7 Subject to the terms and conditions of the Escrow Agreement, the Working Capital Escrow Amount shall be held by the Escrow Agent and released on the applicable Settlement Date.

1.7.8 Purchaser shall have the right, in its sole and absolute discretion, to satisfy any amount owed to Purchaser in satisfaction of any Working Capital Shortfall, which shall not be subject to the Hurdle Rate, determined in accordance with Section 1.8 from the Working Capital Escrow Amount or to recover such amounts directly from any of the Seller Companies and Parent, jointly and severally, or recover such amount from any remaining portion of the Indemnification Escrow Amount, or any combination of the foregoing.

1.7.9 None of the Working Capital Shortfall Purchase Price adjustments under this Agreement shall be limited by the amount of the Working Capital Escrow Amount or limit Purchaser’s rights and remedies under this Agreement, including, but not limited to, Section 1.8.

1.7.10 The adoption of this Agreement and the approval of the transactions hereby by the board of directors of Parent and the stockholders (or members, as applicable) and board of directors (or similar managing body) of each Seller Company shall each constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement in escrow of the Escrow Amount.

1.8 Purchase Price Adjustments.

1.8.1 Post-Closing Adjustments.  No later than ninety (90) days following the Closing Date, Purchaser shall cause its accountants to prepare and deliver to Parent an unaudited balance sheet (the “Closing Date Balance Sheet”) and a calculation of the Closing Date Working Capital, each as of the Closing Date, which shall be prepared by Purchaser in accordance with GAAP and the procedures set forth on Schedule 1.8.1 attached hereto. Purchaser shall also make available to Parent copies of all work papers and other documents and data as was used to calculate the Closing Date Balance Sheet.  Parent shall have the right to dispute the Closing Date Balance Sheet (and any items therein) and the Closing Date Working Capital calculation and make any proposed adjustments thereto as provided in Section 1.8.2.

(a) If it is determined there is a Working Capital Shortfall, the amount of such Working Capital Shortfall shall be paid by Parent or released from the Escrow Amount, as determined by Purchaser in it sole and absolute discretion, to Purchaser on the applicable Settlement Date.

(b) If it is determined that there is a Working Capital Surplus, the amount of such Working Capital Surplus shall be paid by Purchaser to Parent on the applicable Settlement Date.

(c) In the event a Working Capital Shortfall is not paid to Purchaser on the Settlement Date pursuant to Section 1.8.1(a) (unless due to the fault of Purchaser), Parent shall also pay to Purchaser interest on the amount of the Working Capital Shortfall at a rate of fifteen percent (15%) per annum, which shall accrue from the Closing Date to the date of actual payment.  In the event a Working Capital Surplus is not paid to Parent on the Settlement Date pursuant to Section 1.8.1(b) (unless due to the fault of Parent), Purchaser shall also pay to Parent interest on the amount of the Working Capital Surplus at a rate of fifteen percent (15%) per annum, which shall accrue from the Closing Date to the date of actual payment.

1.8.2 Dispute Resolution Procedures.  Parent shall have until five (5) days after the delivery of the Closing Date Working Capital calculation, to review such calculation and propose any adjustments thereto.  All adjustments proposed by Parent shall be set out in detail in a written statement delivered to Purchaser (the “Adjustment Statement”) and shall be incorporated into the Closing Date Balance Sheet, unless Purchaser shall object in writing to such proposed adjustments (the proposed adjustment or adjustments to which Purchaser objects are referred to herein as the “Contested Adjustments” and Purchaser’s objection notice is referred to herein as the “Contested Adjustment Notice”) within five (5) days of delivery by Parent to Purchaser of the Adjustment Statement.  If Purchaser delivers a Contested Parent Adjustment Notice to Parent, Purchaser and Parent shall attempt in good faith to resolve their dispute regarding the Contested Adjustments, but if a final resolution thereof is not obtained within five (5) days after Purchaser delivers to Parent said Contested Adjustment Notice, either Purchaser or Parent may retain for the benefit of all the parties hereto a nationally recognized independent accounting firm acceptable to both Parent and Purchaser (the “Independent Accountant”) to resolve any remaining disputes concerning the Contested Adjustments.  If the Independent Accountant is retained, then (i) Parent and Purchaser shall each submit to the Independent Accountant in writing not later than five (5) days after the Independent Accountant is retained their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and (ii) the Independent Accountant shall, within thirty (30) days after receiving the positions of both Parent and Purchaser and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and nonappealable by, Parent and Purchaser.  The fees and expenses of the Independent Accountant shall be paid by the party whose estimate of the Closing Date Working Capital is furthest from the Independent Accountant’s calculation of the Closing Date Working Capital.  The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final Closing Date Working Capital calculation (the “Settlement Amount Certificate”).  The Closing Date Balance Sheet shall be deemed to include all proposed adjustments not disputed by Purchaser and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.

1.8.3 There shall be a “Settlement Date” after the calculation of the Closing Date Working Capital which shall mean the following, as applicable:

(a) If Parent has not timely delivered an Adjustment Statement to Purchaser, fifteen (15) days after the date Parent receives the Closing Date Working Capital calculation;

(b) If Parent has timely delivered an Adjustment Statement and Purchaser has not timely delivered a Contested Adjustment Notice, five (5) days after the date Purchaser receives the Adjustment Statement;

(c) If Parent and Purchaser have any disputes regarding Contested Adjustments and they resolve those disputes without the Independent Accountant, five (5) business days after such resolution;

(d) Five (5) business days after the Independent Accountant delivers the Settlement Amount Certificate, if applicable; or

(e) Such other date as shall be agreed between Parent and Purchaser.

2. Representations And Warranties of Parent and Seller Companies.  Parent and each Seller Company, jointly and severally, represents and warrants to Purchaser as of the date hereof and as of the Closing Date as set forth below in this Section 2.  Each of the representations and warranties shall be deemed material and Purchaser, in executing, delivering and consummating the transactions under this Agreement, has relied and will rely upon the correctness and completeness of each representation and warranty notwithstanding any independent investigation and all the representations and warranties are provided by Parent and Seller Companies to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby.

2.1 Corporate Organization, Etc..  Parent and each Seller Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate or limited liability company power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.  Parent and each Seller Company is duly qualified or licensed to do business and is in corporate and Tax good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed. Such jurisdictions are set forth in Schedule 2.1(a) attached hereto. True, complete and correct copies of Parent’s and each Seller Company’s charter, articles of organization and bylaws (or similar documents, as the case may be) as presently in effect are set forth in Schedule 2.1(b) attached hereto. As of the date hereof, neither UIC nor PET has an operating agreement, limited liability company agreement or other similar governance document presently existing or in effect.

2.2 Ownership. All of the authorized, issued and outstanding equity interests, Options, and securities that are convertible into, or exchangeable for, equity interests of each of Seller Companies on a fully diluted basis as of the date hereof (the “Equity Interests”), and without giving effect to any of the transactions contemplated hereby, are held beneficially and of record by Parent.  All of the Equity Interests are duly authorized, validly issued, fully paid and nonassessable, are free and clear of any and all Liens, Orders, Contracts or other limitations whatsoever, other than the Permitted Liens, and have been issued in compliance with all applicable securities laws.  Parent is the record and beneficial owner and holder of, and has good and marketable title to, the Equity Interests, free and clear of any and all Liens, Orders, Contracts or other limitations whatsoever, other than the Permitted Liens.  All of the Equity Interests were acquired from third parties or Seller Companies in compliance with all applicable Regulations, free and clear of any rescission and Contract rights.  There are no existing agreements, Options, warrants, rights, calls or commitments of any character to which any Seller Company is a party, or by which any Seller Company is bound, providing for the issuance of any additional Equity Interests, or for the repurchase or redemption of Equity Interests, the voting, transfer, encumbrance of the Equity Interests or any aspect of any Seller Company’s governance or dividends or distributions. There are no outstanding Options or other instruments convertible into or exchangeable for Equity Interests and no commitments to issue or sell such Equity Interests.  No Seller Company has redeemed any Equity Interests in violation of any Contract, Order or Regulation and there are no existing Contracts or Options between Parent on the one hand, and any other Person, on the other hand, regarding the Equity Interests.  No Seller Company has any Contracts containing any profit participation features, stock appreciation rights or phantom stock options, or similar Contracts that allow any Person to participate in the equity of any Seller Company.  The equity ownership record books of Seller Companies that have been delivered to Purchaser for inspection prior to the date hereof are complete and correct in all material respects.

2.3 Subsidiaries.  No Seller Company owns or is obligated, or has a right to, purchase any equity interest in or any other security convertible into or exchangeable for an equity interest in any entity.

2.4 Books and Records.  The minute books of Seller Companies that have been made available to Purchaser for inspection are complete and correct in all material respects and contain all of the proceedings of the directors and managers of each Seller Company, as applicable.  A true and complete list of the incumbent managers, directors and officers of each Seller Company, as applicable, is set forth in Schedule 2.4 attached hereto.  No Seller Company has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller Companies.

2.5 Authorization, Etc.

2.5.1 Each Seller Company and Parent have full power and authority to enter into this Agreement and the agreements, documents and transactions contemplated hereby to which Seller Companies or Parent are parties and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by Parent and the Board of Directors or the Board of Managers, as applicable, of each Seller Company, and no other corporate proceedings on their part are necessary to authorize this Agreement or any of the agreements, documents and transactions contemplated hereby and thereby, except as provided in Section 4.10 hereto.  This Agreement and all other agreements contemplated hereby to be entered into by Seller Companies and/or Parent each constitutes a legal, valid and binding obligation of Seller Companies and/or Parent enforceable against each Seller Company and/or Parent in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws, now or hereafter in effect, of general application relating to or affecting creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and for the limitations imposed by general principles of equity.

2.5.2 Except as set forth in Schedule 2.5.2 attached hereto, the execution, delivery and performance by Seller Companies and Parent of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by Seller Companies and Parent, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in the creation of any Lien upon the Acquired Assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any third party or Authority pursuant to, the charter, articles of organization, bylaws or operating agreement (or similar constating documents) of any Seller Company or Parent, as the case may be, or any applicable Regulation, Order or Contract to which any Seller Company, Parent or their respective assets and properties (including the Acquired Assets) or the Equity Interests are subject.  Parent and each Seller Company have complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the agreements and transaction contemplated hereby.

2.6 Title and Related Matters.

2.6.1 Except as set forth in Schedule 2.6.1 attached hereto, Seller Companies have good and marketable title to all real and personal, tangible and intangible, property and other assets reflected in the Financial Statements or acquired after the Financial Statement Date, free and clear of all Liens, Claims and Orders except Permitted Liens.  All properties used in the Business for the periods covered by the Financial Statements are reflected in the Financial Statements in accordance with and to the extent required on an accrual accounting basis.  Schedule 2.6.1 attached hereto sets forth a complete and accurate summary of all leased assets that have annual rental payments in excess of $10,000, describing the expiration date of such lease, the name of the lessor, the annual rental payment and whether a consent is required from the lessor to consummate the transactions contemplated hereby.

2.6.2 All Parent’s and Seller Companies’ leases that are part of the Acquired Assets are in full force and effect, and valid and enforceable in accordance with their respective terms.  Neither Parent nor any Seller Company has received any notice of, and there exists no event of default or event which constitutes or would constitute (with notice or lapse of time or both), any default by Parent, any Seller Company or any other Person under any lease.  All rent and other amounts due and payable with respect to Parent’s and Seller Companies’ leases that are part of the Acquired Assets have been paid through the date of this Agreement, and all rent and other amounts due and payable with respect to Parent’s and Seller Companies’ leases that are part of the Acquired Assets and are due and payable on or prior to the Closing Date will have been paid prior to the Closing Date.  All lessors under the leases that are part of the Acquired Assets have consented (where such consent is necessary) or prior to the Closing will have consented (where such consent is necessary) to the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby without requiring material modification in the rights or obligations thereunder.  Neither Parent nor any Seller Company has received any written notice that the landlord with respect to any real property lease that is part of the Acquired Assets would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

2.6.3 None of the Acquired Assets belonging to Parent or Seller Companies is or will be on the Closing Date subject to any (i) Contracts of sale or lease except as set forth in Schedule 2.6.3 attached hereto, except Contracts for the sale of inventory in the ordinary and regular course of business or (ii) Liens, except for Permitted Liens and the Liens set forth in Schedule 2.6.3 attached hereto.

2.6.4 Except as set forth in Schedule 2.6.4 attached hereto, the buildings, structures and improvements included within the Acquired Assets’ real property (collectively, the “Improvements”) have complied and comply in all material respects with all applicable Regulations, including building and zoning ordinances and no material alteration, repair, improvement or other work that could give rise to a Lien has been performed in respect to such Improvements within the last 120 days.  The Improvements and the mechanical systems situated therein, including without limitation the heating, electrical, air conditioning and plumbing systems, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used, and the roof of each Improvement is in satisfactory condition and is not in need of current repair or replacement.  The Acquired Assets’ real property and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any Regulation or Order affecting the real property (other than possible set back violations, none of which will have a Material Adverse Effect on the Business’s real property or its continued use, occupancy and operation as currently used, occupied and operated), and the continued existence, use, occupancy and operation of each Improvement, and the right and ability to repair and/or rebuild such Improvements in the event of casualty, is not dependent on any special Permit, exception, approval or variance.  There is no pending or, to the knowledge of Parent and Seller Companies, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Business’ real property that would have a Material Adverse Effect.  To the knowledge of Parent and Seller Companies, there are no encroachments upon any of the Business’ real property, and no portion of any Improvement owned by Parent or Seller Companies encroaches upon any property not included within the Business’ real property or upon the area of any easement affecting the Business’ real property.  Each Improvement has direct access, adequate for the Business, in the ordinary course, to a public street adjoining the Business’ real property on which such Improvement is situated, and, to the knowledge of Parent and Seller Companies, no existing way of access to any Improvement crosses or encroaches upon any property or property interest not included in the Acquired Assets.

2.6.5 There has not been since the Financial Statement Date, and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by Parent or any Seller Company of any Acquired Assets, now or hereafter owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by Purchaser.  Immediately after the Closing, Purchaser will own, or have the unrestricted right to use, all properties and assets that are used (or necessary) in connection with the Business, except for the Excluded Assets, on the same economic basis as before the Closing.

2.6.6 The Acquired Assets constitute all of the assets necessary or appropriate for the continued operation of the Business.

2.6.7 All of the Acquired Assets consisting of tangible assets are located at the Locations and are in good working condition, except for reasonable wear and tear, and are sufficient for the purposes for which such Acquired Assets are currently used and for the purpose proposed to be used in the operations of the Business pursuant to the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby.  No Seller Company nor Parent is aware of the need to replace or purchase any material equipment for use in the operation of the Business prior to Closing or after the Closing pursuant to the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby, except as related to the Imaging Centers Capital Expenditures.  All such Acquired Assets are reflected in the Financial Statements at net book value.

2.7 Financial Statements.

2.7.1 Attached hereto as Schedule 2.7.1 are (i) unaudited profit and loss statements and balance sheets of each Seller Company for each twelve (12) month period ended September 30, 2008 and December 31, 2007 and (ii) a detailed calculation of the billings, collections and scans performed in connection with the Business for the four (4) month period ended January 31, 2009 (collectively herein referred to as the “Financial Statements” and September 30, 2008 is herein referred to as the “Financial Statement Date”).  The balance sheets fairly present the financial position of each Seller Company as of the dates set forth therein, in accordance with accrual accounting methods.  The Financial Statements were prepared from the books and records of Seller Companies.  Seller Companies do not utilize any percentage of completion or similar method of accounting for revenue, income or cost recognition purposes.  No Seller Company has in the past three (3) fiscal years written off any research and development costs, incurred any reorganization, restructuring or similar costs or changed the book value of any assets, liabilities or goodwill of any business acquired by such Seller Company.  No Seller Company has any obligation to make any Investments in any Person.  All properties used in the Business during the period covered by the Financial Statements are reflected in the Financial Statements in accordance with and to the extent required by accrual accounting methods.

2.7.2 Except as set forth in Schedule 2.7.2 attached hereto, no Seller Company has any Indebtedness, obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown to Seller Companies, whether due or to become due) arising out of transactions entered into at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, other than:  (i) liabilities set forth in the September 30, 2008 balance sheets of Seller Companies, or (ii) liabilities and obligations that have arisen after September 30, 2008 in the ordinary course of business (none of which is a liability resulting from breach of a Contract, Regulation, Order or warranty, tort, infringement or Claim).

2.7.3 Except as set forth in Schedule 2.7.3 attached hereto, there is no Person that has Guaranteed, or provided any financial accommodation of, any Indebtedness, obligation or liability of any Seller Company or for the benefit of any Seller Company for the periods covered by the Financial Statements other than as set forth in the Financial Statements.  Seller Companies’ accounting systems and controls are sufficient to detect material fraud and inaccuracies in the financial reporting processes and reports.

2.8 Absence of Certain Changes.  Except as set forth on Schedule 2.8 attached hereto, since the Financial Statement Date, there has not been any (a) Material Adverse Change in the business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects of any Seller Company; (b) damage, destruction or loss, whether covered by insurance or not, having a cost of $10,000 or more, with regard to Seller Companies’ property and business; (c) declaration, setting aside or payment of any dividend or distribution (whether in cash, ownership interest or property) with respect to any of the Equity Interests; (d) redemption or other acquisition of any of the Equity Interests; (e) increase in the compensation payable to or to become payable by any Seller Company to its officers or employees working in the Business or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees or any Affiliate of any Seller Company; (f) entry into any material Contract not in the ordinary course of business, including without limitation, any borrowing from any new lender or in excess of the existing credit limits or capital expenditure (except for the capital expenditures set forth in Schedule 2.30 attached hereto); (g) change by any Seller Company in accounting methods or principles or any write-down, write-up or revaluation of any Acquired Assets of any Seller Company, except depreciation accounted for in the ordinary course of business and write downs of inventory which reflect the lower of cost or market and which are in the ordinary course of business and in accordance with accrual accounting methods; (h) failure to promptly pay and discharge current liabilities or agree with any party to extend the payment of any current liability; (i) Lien placed on any of the Acquired Assets other than Permitted Liens; (j) sale, assignment, transfer, lease, license or otherwise placement of a Lien on any of the Acquired Assets, except in the ordinary course of business consistent with past practice, or canceled any material debts or Claims; (k) sale, assignment, transfer, lease, license or otherwise placement of a Lien on any Intellectual Property rights or other intangible assets, disclosure of any material confidential information to any Person or abandoned or permitted to lapse any Intellectual Property rights; (l) making of, or commitment to make, any charitable contributions or pledges exceeding in the aggregate $25,000; or (m) agreement, whether orally or in writing, to do any of the foregoing.

2.9 Accounts Receivable.  The gross amount of the accounts receivable and notes receivable of Seller Companies reflected in the Financial Statements and the gross amount of such additional accounts receivable as are reflected on the books of Seller Companies on the date hereof represent the gross amount of all outstanding accounts and notes receivable of Seller Companies and are current, good and collectible against account debtors for services rendered in accordance with the usual business practices and historical collection experience of Seller Companies and are subject to no counterclaims, and have been outstanding for the periods indicated in the aging analysis at Schedule 2.9 attached hereto.  The gross amount of all outstanding accounts and notes receivable of Seller Companies are due, valid, genuine and subsisting Claims against account debtors arising out of bona fide services rendered in accordance with the usual business practices and historical collection experience of Seller Companies and are subject to no counterclaims, defenses, deductions or set-offs and have been outstanding for the periods indicated in the aging analysis at Schedule 2.9 attached hereto. No Seller Company nor Parent knows of any reason why such accounts receivable would not be collectible by Seller Companies according to approximately the same ratios as accounts receivable have been historically collectible by Seller Companies.  The gross amount of all outstanding accounts and notes receivable included on Schedule 2.9 attached hereto and generated through the Closing Date arose in the ordinary course of business.  No Seller Company has incurred any liabilities to patients for discounts except as provided in the Financial Statements.

2.10 Agreements and Commitments.

2.10.1 Except as set forth in Schedule 2.10.1 attached hereto, in connection with the Business, neither Parent nor any Seller Company is a party to any written or oral:

(a) pension, profit sharing, Option, employee ownership purchase, stock appreciation right, phantom stock option or other plan providing for deferred or other compensation to employees of Seller Companies or any other employee benefit plan (other than as set forth in Schedule 2.22 attached hereto), or any Contract with any labor union or labor group;

(b) Contract relating to loans to officers, directors, managers, Parent or any Affiliates thereof;

(c) Contract relating to the borrowing of money or the mortgaging, pledging or otherwise placing a Lien on any Acquired Asset;

(d) Guarantee that will be an Assumed Obligation;

(e) Contract that will be an Acquired Asset under which Parent or any Seller Company has advanced or loaned or agreed to advance or loan, any Person amounts in the aggregate exceeding $10,000;

(f) Contract pursuant to which Parent or any Seller Company is (and Purchaser will become) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Parent or Seller Companies;

(g) Contract pursuant to which any Parent or any Seller Company is (and Purchaser will become) lessee of any property, real or personal, owned or controlled by another Person;

(h) warranty Contract with respect to its services rendered or its products sold or leased;

(i) Contract or non-competition provision in any Contract prohibiting it from freely engaging in any business or competing anywhere in the world;

(j) Contract for the purchase, acquisition or supply of inventory and other property and assets, whether for resale or otherwise in excess of $10,000;

(k) Contracts with independent  agents, brokers, dealers or distributors which provide for annual payments in excess of $10,000;

(l) employment, consulting, sales, commissions, advertising or marketing Contracts;

(m) Contract with Physicians;

(n) Contracts providing for “take or pay” or similar unconditional purchase or payment obligations;

(o) Contracts with Persons with which, directly or indirectly, an Affiliate or Parent also has a Contract;

(p) Contract that requires the consent of any Person, or contains any provision that would result in a modification of any rights or obligation of any Person thereunder upon a change in control of any Seller Company or the sale of the Acquired Assets by Seller Companies or that would provide any Person any remedy (including rescission or liquidated damages), in connection with the execution, delivery or performance of this Agreement and the agreements, documents and the consummation of the transactions contemplated hereby and thereby;

(q) nondisclosure or confidentiality Contracts;

(r) power of attorney or other similar Contract or grant of agency;

(s) third party payor Contract or other Contract from which any Seller Company is reimbursed or otherwise paid for the provision of healthcare services; or

(t) Any other Contract that is material to any Seller Company’s operations or business prospects or involves consideration in excess of $25,000 annually, excluding any purchase orders in the ordinary course of business.

2.10.2 Parent and each Seller Company has performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any Claim of default or breach under any material Contract that is an Acquired Asset or to which Parent or such Seller Company is subject (including without limitation all performance bonds, warranty obligations or otherwise); no event has occurred that with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract that is an Acquired Asset to which Parent or any Seller Company is subject (including without limitation all performance bonds, warranty obligations or otherwise); neither Parent nor any Seller Company has any present expectation or intention of fully performing all such obligations; neither Parent nor any Seller Company has any knowledge of any breach or anticipated breach by the other Persons to any such Contract to which it is a party.

2.10.3 Parent and Seller Companies have delivered to Purchaser true and complete copies of all the Contracts and documents listed in the schedules to this Agreement.

2.10.4 Schedule 2.10.4 attached hereto sets forth a complete and accurate list of each outstanding bid or proposal for business submitted by Seller Companies in excess of $10,000.

2.10.5 Except as set forth on Schedule 2.10.5 attached hereto, no party to any Contract has, within the twelve (12) months preceding the date hereof, given Parent or any Seller Company written notice repudiating any provision thereof or indicating an intention to exercise any right of cancellation, termination or non-renewal thereof.

2.10.6 Except as set forth on Schedule 2.10.6 attached hereto, each Contract is assignable to Purchaser without the consent of any third party or any increase in any payment or change in any term provided for thereunder, and no Contract requires the consent of any other party, any increase in any payment or change in any term provided for thereunder, in connection with the transactions contemplated hereby.

2.11 Government Contracts.  Except as set forth on Schedule 2.11 attached hereto:

2.11.1 Neither Parent nor any Seller Company is a party to any Contract or subject to any Regulation that would result in the termination of any Government Contract that is part of the Business or that would impose any limitation on Seller Companies’ ability to perform a Government Contract that is part of the Business or to continue the Business (whether as the Business is conducted prior to Closing or as the Business is contemplated to be conducted pursuant to the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby).

2.11.2 No payment has been made by Parent, any Seller Company or by any Person authorized to act on its behalf, to any Person in connection with any Government Contract of any Seller Company or Parent in violation of applicable United States or foreign procurement Regulations, including without limitation any criminal or civil Regulations relating to bribes or gratuities, or in violation of the Foreign Corrupt Practices Act.

2.11.3 With respect to each Government Contract that is part of the Business to which any Seller Company or Parent is a party:  (i) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective date, and each Seller Company and Parent have complied with all such representations and certifications; (ii) neither the United States government nor any prime contractor, subcontractor or other Person has notified a Seller Company or Parent, either orally or in writing, that such Seller Company or Parent has breached or violated any Regulation, or any certificate, representation, clause, provision or requirement pertaining to such Government Contract; and (iii) no termination for convenience or termination for default has occurred within the last three (3) years, and no cure notice or show cause notice is currently in effect pertaining to, such Government Contract.

2.11.4 Neither Parent, any Seller Company nor any of their directors, managers, officers, employees or owners is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract that is part of the Business.  During the last five (5) years, neither Parent, nor any Seller Company has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government related to the same.

2.11.5 There exist (i) no outstanding Claims against any Seller Company or Parent, either by the United States government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract that is part of the Business, and (ii) no disputes between any Seller Company or Parent, on the one hand, and the United States government, on the other hand, under the Contract Disputes Act or any other federal Regulation or between any Seller Company or Parent on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract that is part of the Business.

2.11.6 No Seller Company, nor any of their directors, managers, officers, employees or owners is (or during the last five (5) years has been) suspended or debarred from doing business with the United States government or other Authority or is (or during such period was) the subject to a finding of nonresponsibility or ineligibility for United States government contracting.

2.12 Litigation.  Schedule 2.12 attached hereto sets forth a true and complete list of all Claims and Orders involving any Seller Company, Parent and/or, to the knowledge of Seller Companies and Parent, the PA since January 1, 2005 relating to the Business.  Except as set forth in Schedule 2.12 attached hereto, to the best knowledge of Seller Companies and Parent, there is no Claim or Order relating to the Business threatened against or affecting Parent, any Seller Company, the PA, the Acquired Assets, the Business or the Equity Interests, nor is there any reasonable basis therefor.  Neither Parent, any Seller Company nor, to the knowledge of Seller Companies and Parent, the PA is in default under or with respect to any Order described in Schedule 2.12 attached hereto.  Except as set forth on Schedule 2.12 attached hereto, Parent, each Seller Company and, to the knowledge of Seller Companies and Parent, the PA are fully insured with respect to each of the matters set forth on Schedule 2.12 attached hereto and neither Parent, any Seller Company nor, to the knowledge of Seller Companies and Parent, the PA has received any opinion or a memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or obligations that could have an adverse effect in excess of $10,000.  In connection with the Business, no Authorities are currently conducting investigations, and there are no proceedings, against any Seller Company, Parent or, to the knowledge of Seller Companies and Parent, the PA and, to Seller Companies’ and Parent’s knowledge, no such investigation or proceeding is being threatened.

2.13 Taxes.

2.13.1 Tax Returns.  Seller Companies have timely filed or caused to be timely filed or will timely file or cause to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate Taxing Authorities all Federal, state, foreign and local Tax returns, statements, forms, reports and other documents (including elections, declarations, disclosures, schedules, estimates and information tax returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the income or operations of the Business or the ownership of the Acquired Assets on or prior to the Closing Date.  Such Tax Returns are and will be true, correct and complete in all material respects.  Other than as set forth on Schedule 2.13.1 attached hereto, Seller Companies have not requested any extension of time within which to file any Tax Return.  The Tax Returns that covered or will cover periods prior to the Closing Date have accurately reflected and will accurately reflect all liability for Taxes of Seller Companies for the periods covered thereby.

2.13.2 Payment of Taxes.  Except as set forth on Schedule 2.13.2, all Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Business and the ownership of the Acquired Assets for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date have been or will be timely paid in full.

2.13.3 Other Tax Matters.

(a) Except as set forth on Schedule 2.13.3(a), since January 1, 2004, no Seller Company has been, nor to its knowledge will be, the subject of an audit or other examination of Taxes by the Taxing Authorities of any nation, state or locality with respect to the income or operations of the Business or the ownership of the Acquired Assets; and, to the knowledge of Parent, Seller Companies or any officer or employee of Seller Companies, no such audit is contemplated or pending; and neither Parent nor any Seller Company has received any written notices from any Taxing Authority relating to any issue that could affect any Tax liability with respect to the income or operations of the Business or the ownership of the Acquired Assets.

(b) No Seller Company nor Parent has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes with respect to the income or operations of the Business or the ownership of the Acquired Assets that has not expired and is not presently contesting the Tax liability with respect to the income or operations of the Business or the ownership of the Acquired Assets before any Taxing Authority or court, tribunal or agency.

(c) All Taxes that Seller Companies are required by law to withhold or collect with respect to the income or operations of the Business or the ownership of the Acquired Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party have been duly withheld or collected, and have been timely paid over to the proper Taxing Authorities to the extent due and payable.

(d) There are no existing or, to Parent’s and Seller’s Companies’ knowledge, threatened Liens for Taxes upon the Acquired Assets or the Equity Interests except for Liens for current Taxes not yet due and payable.

(e) Neither Parent nor any Seller Company has received a written notice of a Claim made by any Taxing Authority in a jurisdiction where a Seller Company does not file Tax Returns with respect to the income or operations of the Business or the ownership of the Acquired Assets that a Seller Company is or may be subject to taxation by that jurisdiction with respect to the income or operations of the Business or the ownership of the Acquired Assets.

(f) There are no material security interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

(g) No Seller Company has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery) of each Seller Company, are, to the best knowledge of Seller Companies, correct and in compliance with the Code.

(h) There are no tax sharing, allocation, indemnification or similar agreements in effect as between any Seller Company or any predecessor or Affiliate thereof and any other party (including Parent or any predecessors or Affiliates thereof) under which Purchaser or any Seller Company could be liable for any Taxes or other Claims of any party.

(i) Neither Parent nor any Seller Company is a “foreign person” within the meaning of Section 1445 of the Code.

(j) Neither Parent nor any Seller Company has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof.

(k) No indebtedness of any Seller Company consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l) No Seller Company has applied for, been granted, or agreed to any accounting method change for which such Seller Company will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

(m) No Seller Company is a party to any agreement that would require Parent, such Seller Company or any Affiliate thereof to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(n) Seller Companies have delivered or made available to Purchaser copies of each of the Tax Returns for income Taxes filed on behalf of each Seller Company since January 1, 2006.

(o) Seller Companies have not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(p) No power of attorney has been granted by any Seller Company with respect to any matter relating to Taxes that is currently in force.

2.14 Banking Arrangements.  Schedule 2.14 attached hereto sets forth the name of each bank in or with which each Seller Company or, to Seller Companies’ knowledge, the PA, has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto.

2.15 Liens; Indebtedness; Collateral.  Except as disclosed in Schedule 2.15 attached hereto (a) there are no Liens, Claims or Orders on or with respect to the Business or any of the Acquired Assets or the Equity Interests, (b) Seller Companies have no Indebtedness or liabilities of any nature, whether accrued, absolute, contingent or otherwise with respect to the Business and the Acquired Assets, (c) no Seller Company has pledged any of its accounts receivable or Acquired Assets with respect to any liability, obligation or Indebtedness of such Seller Company or otherwise to any Person, and (d) Parent has not pledged any of the Equity Interests with respect to any liability, obligation or Indebtedness of any Seller Company or otherwise to any Person.  Except as disclosed in Schedule 2.15 attached hereto, there are no facts in existence on the date hereof known or that should be known to any Seller Company or Parent that might reasonably serve as the basis for any Lien, Claim or Order of any Seller Company or Parent.

2.16 Licenses.  Each Seller Company and the PA has at all times had all material Permits needed or required by law to operate the Business (collectively, the “Licenses”).  Schedule 2.16 attached hereto is an accurate list and summary description of all such Licenses owned or held by Seller Companies relating to the ownership, development or operations of the Business or any of the Acquired Assets, all of which are now and as of Closing Date shall be in good standing and full force and effect and not subject to meritorious challenge, and to the knowledge of Parent and Seller Companies, no suspension or cancellation of any such Licenses is threatened and there is no basis for believing that any such Licenses will not be renewable upon expiration.

2.17 Compliance with Law.

2.17.1 Parent, Seller Companies and the PA are and have at all times been in material compliance with all applicable statutes, rules, Regulations, Orders and requirements of all federal, state, and local commissions, boards, bureaus, and agencies having jurisdiction over Parent, Seller Companies, the PA and the Business and the operations of the Business at each Location, including, but not limited to, the false claims, false representations, anti-kickback and all other provisions of the Medicare/Medicaid fraud and abuse laws (42 U.S.C. § 1320a-7 et seq.), the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn) and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the final regulations promulgated thereunder. Parent, Seller Companies and the PA have timely and accurately filed all material reports, returns, data, and other information required by federal, state, municipal or other governmental authorities that control, directly or indirectly, Parent’s, Seller Companies’ or the PA’s activities to be filed with any commissions, boards, bureaus, and agencies and has paid all sums heretofore due with respect to such reports and returns.  No such report or return has been inaccurate, incomplete or misleading. Parent, Seller Companies and the PA have timely and accurately filed all requisite reimbursable claims and other reports required to be filed or otherwise filed in connection with all state and federal Medicare and Medicaid programs in which Parent, Seller Companies and/or the PA participate that are due on or before the Closing Date or that relate to services provided at the Locations on or before the Closing Date.  There are no Claims pending or, to the knowledge of Parent and Seller Companies, threatened or scheduled before any authority, including without limitation any intermediary, carrier, or other state or federal agency with respect to any Medicare and Medicaid claim filed by Parent, Seller Companies and/or the PA on or before the Closing Date, or program compliance matters, that could have a detrimental effect on Parent, Seller Companies and/or the PA, the operations or utility thereof, or the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby.  Except for routinely scheduled Medicare and Medicaid program participation and certification surveys pursuant to Seller Companies’ and the PA’s Medicare and Medicaid contracts and filings, no valid program integrity review related to Parent, Seller Companies or the PA has been conducted by any authority in connection with the Medicare or Medicaid programs, and no such review is scheduled, pending, or, to Parent’s or Seller Companies’ knowledge, threatened against or affecting Seller Companies, the PA the Business, the Acquired Assets, or the consummation of the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby.

2.17.2 With respect to HIPAA, each Seller Company and the PA has in place plans, policies and or procedures designed to comply with the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated pursuant to HIPAA and any New Jersey laws relating to patient privacy and/or the security, use or disclosure of health care records (collectively, the “HIPAA Regulations”).  Schedule 2.17.2 attached hereto describes all plans and other efforts of the PA and Seller Companies to comply with the HIPAA Regulations, if and to the extent applicable, whether such plans and efforts have been put into place or are in process.  Schedule 2.17.2 attached  hereto includes but is not limited in any manner whatsoever to any privacy compliance plan or security compliance plan of the PA and Seller Companies (collectively or individually) in place or in development, and any plans, analyses or budgets relating to information systems including but not limited to necessary purchases, upgrades or modifications to further any of PA’s and Seller Companies’ efforts to comply with the HIPAA Regulations.  Seller Companies have provided Purchaser with true, accurate and complete copies of the PA and Seller Companies’ manuals and plans designed to comply with the HIPAA Regulations.

2.18 Rates and Reimbursement Policies.  No Seller Company has any rate appeal currently pending before any Authority or any administrator of any third-party payor program.  No Seller Company nor Parent has any knowledge of any applicable affecting rates or reimbursement procedures that has been enacted, promulgated or issued within the eighteen (18) months preceding the Closing Date or any such legal requirement proposed or currently pending in the State of New Jersey or at the federal level that could have a Material Adverse Effect on any Seller Company or may result in the imposition of additional Medicaid, Medicare, charity, free care or welfare obligations, or other discounted or government assisted patients of the Business.  No Seller Company nor Parent has any knowledge of any impending proposed reduction in reimbursement from third party or other payors.

2.19 Physicians.  Schedule 2.19 attached hereto sets forth a list of each physician (the “Scheduled Physicians”) who has or had a financial relationship (including without limitation, professional reading, medical director, supervision, shared ancillary, and block lease arrangement) with any Seller Company, the PA or the Imaging Centers within the twenty four (24) calendar months immediately prior to Closing.  The aggregate compensation, if any, paid to any physician set forth on Schedule 2.19 attached hereto is consistent with fair market value in arm’s length transactions and the services contracted for do not exceed that which are reasonably necessary to accomplish the commercially reasonable business purpose of the services.  True, accurate and complete copies of any agreements with the Scheduled Physicians have been provided to Purchaser.  Seller Companies or the PA have properly disclosed to and obtained approval from CMS for each physician who performs professional interpretations on behalf of Seller Companies and any Imaging Center and for whom Seller Companies bill (the “Reading Physicians”) and has caused each of the Reading Physicians to properly execute and file or cause to be filed with the appropriate carrier or other Authority a Medicare 855-R reassignment permitting Seller Companies or the PA to bill on behalf of such physician or otherwise comply with the Medicare purchase diagnostic interpretation rules.  Each Seller Company or the PA has properly disclosed to and obtained approval from CMS for each physician who supervises the provision of any diagnostic test at an Imaging Center (the “Supervising Physicians”, and, together with the Reading Physicians and Scheduled Physicians, the “Physicians”), and each Supervising Physician has properly executed a true, accurate and complete Attachment 2 to the CMS 855-B application, which has been filed with the appropriate carrier or other Authority.  To Parent’s and/or Seller Companies’ knowledge, no Physician has threatened to discontinue or to terminate his or her relationship with any Seller Company or the PA or otherwise not to read for any Seller Company or the PA.  To Parent’s and/or Seller Companies’ knowledge, none of the Physicians has expressed plans to retire from the practice of medicine in the next five (5) years.

2.19.1 During the three (3) years preceding the Closing Date, to Seller Companies’ knowledge, Kessler and all other Physicians have been duly licensed and registered, and in good standing by the State of New Jersey to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner;

2.19.2 During the three (3) years preceding the Closing Date, to Seller Companies’ knowledge, Kessler and all other Physicians have had current controlled substances registrations issued by the State of New Jersey and the United States Drug Enforcement Administration, which registrations have not been surrendered, suspended, revoked or restricted in any manner;

2.19.3 Except as disclosed in Schedule 2.19.3 attached hereto, neither Parent nor any Seller Company, as applicable, has been a party or subject to:

(a) Any malpractice Claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree;

(b) Any disciplinary, peer review or professional review investigation, proceeding or action instituted by any licensure board, hospital, medical school, health care facility or entity, professional society or association, third-party payor, peer review or professional review committee or body, or governmental agency;

(c) Any criminal complaint, indictment or criminal proceedings;

(d) Any investigation or proceedings, whether administrative, civil or criminal, relating to an allegation of filing false health care Claims, violating anti-kickback or fee-splitting laws, or engaging in other billing improprieties;

(e) Any allegation, or any investigation or proceeding based on any allegation of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree); or

(f) Any denial or withdrawal of an application in any state for licensure as a physician, for medical staff privileges at any hospital or other health care entity, for board certification or recertification, for participation in any third-party payment program, for state or federal controlled substances registration, or for malpractice insurance.

2.19.4 With respect to all operations, practices, real property, plants, structures, machinery, equipment and other property, employees, products and services and all other aspects of the Business, Seller Companies and the PA have continuously operated in compliance with all applicable Regulations and Orders, including, without limitation, all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, consumer protection, sanitation, fire, zoning, building and occupational safety, and in addition, with respect to Seller Companies, in compliance with all applicable Regulations and Orders relating to equal opportunity, discrimination and health. There are no Claims pending, or, to the knowledge of Parent and Seller Companies,  threatened, nor has any Seller Company nor Parent received any written notice regarding any violations of any Regulations or Orders enforced by any Authority claiming jurisdiction over Seller Companies, Parent, the PA, the Business or the Acquired Assets.

2.19.5 Seller Companies and the PA hold all material registrations, accreditations and other certifications required for the conduct of the Business by any Authority or trade group and Seller Companies and the PA have operated in compliance with the terms and conditions of all such registrations, accreditations and certifications.  Neither Parent, any Seller Company nor, to the knowledge of Seller Companies and Parent, the PA has received any notice alleging that any Seller Company or, to the knowledge of Seller Companies and Parent, the PA has failed to hold any such material registration, accreditation or other certification.

2.20 Improper and Other Payments.  (a) No Seller Company, nor any director, manager, officer, key employee thereof, nor, to Parent’s or Seller Companies’ knowledge, any agent or representative of any Seller Company nor any Person acting on behalf of any Seller Company or Parent, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate, (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made, and (d) the internal accounting controls of Seller Companies are believed by Parent’s and Seller Companies’ management to be adequate to detect any of the foregoing under the circumstances of the Business currently and previously.

2.21 Intellectual Property.

2.21.1 Schedule 2.21.1 attached hereto is a complete and accurate list of all Intellectual Property used or held for use in the Business by Seller Companies or Parent.  To the extent indicated on such schedule, the Intellectual Property set forth on Schedule 2.21.1 attached hereto has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains in full force and effect as of the Closing Date.  Copies of all items of Business Intellectual Property on Schedule 2.21.1 attached hereto and other material Intellectual Property used or held for use in the Business, which have been reduced to writing or other tangible form, have been delivered by Seller Companies to Purchaser (including, without limitation true and complete copies of all related licenses, and amendments and modifications thereto).

2.21.2 Except as set forth in Schedule 2.21.2 attached hereto, no Seller Company is a party to any license or Contract, whether as licensor, licensee, or otherwise with respect to any Intellectual Property. To the extent any Intellectual Property is used under license in the Business by Seller Companies, no notice of a material default has been sent or received by any Seller Company under any such license that remains uncured, and the execution, delivery or performance of Seller Companies’ obligations hereunder will not result in such a default.  Each such license agreement is a legal, valid and binding obligation of Seller Companies and each of the other parties thereto, enforceable in accordance with the terms thereof.

2.21.3 Seller Companies exclusively own or are licensed to use all of the Business Intellectual Property used or held for use in the Business, free and clear of any Liens, Orders and other adverse Claims, without obligation to pay any royalty or any other fees with respect thereto.  Seller Companies do not use any Intellectual Property other than the Business Intellectual Property and other Intellectual Property licensed to Seller Companies pursuant to valid and enforceable license agreements.  To the knowledge of Parent and Seller Companies, Seller Companies’ use of the Business Intellectual Property (including, without limitation, the manufacturing, marketing, licensing, sale or distribution of products and the general conduct and operations of the Business) does not violate, infringe, misappropriate or misuse any intellectual property rights of any third party.  No Business Intellectual Property has been cancelled, abandoned or otherwise terminated and all renewal and maintenance fees in respect thereof have been duly paid.  There are no actions that must be taken or payments that must be made by Seller Companies within 180 days following the Closing Date that, if not taken, will adversely affect Business Intellectual Property.  Seller Companies have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Business Intellectual Property.

2.21.4 Neither Parent nor any Seller Company has received any written notice or Claim from any third party challenging the right of any Seller Company to use any of the Business Intellectual Property or other Intellectual Property.  The Business Intellectual Property, together with the other Intellectual Property licensed to Seller Companies pursuant to valid and enforceable license agreements, constitutes all the Intellectual Property necessary to operate the Business as of the Closing Date and thereafter, in the manner in which it is presently operated and pursuant to the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby.

2.21.5 Except as set forth in Schedule 2.21.5 attached hereto, no Seller Company has made any Claim in writing of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee of such Seller Company) of its rights to, or in connection with any Business Intellectual Property, which Claim is still pending.  Except as set forth in Schedule 2.21.5 attached hereto, no Seller Company has entered into any Contract to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

2.21.6 To the best knowledge of Parent and Seller Companies, there are no pending or threatened Claims by any Person or Authority of any violation, infringement, misuse or misappropriation by Seller Companies of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in Business Intellectual Property.  No Seller Company nor Parent knows of any valid basis for any such Claim(s).

2.21.7 Seller Companies have taken all necessary and reasonable steps to protect and preserve the confidentiality of all trade secrets, know-how, source codes, databases, customer lists, schematics, ideas, algorithms and processes and all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and Seller Companies.  No Seller Company has breached any Contracts of non-disclosure or confidentiality.

2.21.8 None of the Intellectual Property used, owned or licensed by HealthIXS Corporation, a wholly-owned subsidiary of Parent, is used in, related to, licensed by or necessary in any manner whatsoever for the operation of the Business or the ownership of the Acquired Assets.

2.21.9 For the twelve (12) month period prior to the Closing Date, the Internet domain names and URLs of Business Intellectual Property (together with any content and other materials accessible and/or displayed thereon, the “Sites”) direct and resolve to the appropriate Internet protocol addresses and are, and have been, maintained and accessible to Internet users on those certain computers used by Seller Companies to make the Sites so accessible (the “Server”) approximately twenty-four (24) hours per day, seven (7) days per week (“24/7”) and are and have been operational for downloading content from the Server on a 24/7 basis.  Seller Companies have fully operational back-up copies of the Sites (and all related software, databases and other information), made from the current versions of the Sites as accessible to Internet users on the Server (and copied directly therefrom), which copies will have been made at least every two weeks from the date hereof until the Closing Date.  Such back-up copies are kept in a safe and secure environment, fit for the back-up of media, and are not located at the same location of the Server.  Seller Companies have no reason to believe that the Sites will not operate on the Server or will not continue to be accessible to Internet users on a 24/7 basis prior to, at the time of, and after the Closing Date.

2.22 Employee Benefit Plans.

2.22.1 Schedule 2.22 attached hereto sets forth a true, complete and correct list of all “employee benefit plans”, as defined in § 3(3) of the Employee Retirement Security Act of 1974, as amended and the rules and regulations promulgated thereunder (collectively, “ERISA”), all benefit plans as defined in § 6039D of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and all other bonus, incentive compensation, deferred compensation, profit sharing, ownership interest option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or employment, consulting, change in control, independent contractor, professional services, confidentiality, or non-competition agreement or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, insurance, escrow or other funding arrangement related thereto (i) which is currently or has been at any time within the last five (5) years maintained or contributed to by Parent, Seller Companies or any ERISA Affiliate for the benefit of any Employee of the Business, or (ii) with respect to which Parent, Seller Companies or any ERISA Affiliate has any liability or obligations to any current or former Employee, or the dependents of any current or former Employee, of the Business, regardless of whether funded, or (iii) that could result in the imposition of liability or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not now due or to become due, to Seller Companies (all of which are collectively referred to as the “Benefit Plans”).

2.22.2 Neither Parent, Seller Companies, nor any ERISA Affiliate have been liable at any time within the last ten (10) years for contributions to a defined benefit pension plan that is subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA.  Parent and Seller Companies sponsor a money purchase pension plan that is subject to Section 412 of the Code and Section 302 of ERISA.  There are no “accumulated funding deficiencies” within the meaning of ERISA or the Code or any federal excise tax or liability on account of any deficient fundings in respect of the Benefit Plans.  No reportable event(s) (within the meaning of ERISA) or prohibited transaction(s) (within the meaning of the Code) has occurred in respect of the Benefit Plans.

2.22.3 Seller Companies have heretofore provided to Purchaser, with respect to each of the Benefit Plans, true, accurate and complete copies of the following documents as applicable: (i) the Benefit Plan document and all amendments or a written summary of any Benefit Plan not reduced to writing, (ii) the Form 5500 filings (to the extent applicable) for each Benefit Plan for the 2007 calendar year; (iii) the most recently issued IRS favorable determination, opinion, or notification letter (to the extent applicable) for each Benefit Plan; (iv) all personnel, payroll and employment manuals and policies related to any Employee for the 2007 or the 2008 calendar year, and (v) such other documents, records or other materials related thereto reasonably requested by Purchaser prior to the Closing Date.

2.22.4 There have been no prohibited transactions, breaches of fiduciary duty or other material breaches or violations of any law applicable to the Benefit Plans and related funding arrangements that could subject Seller Companies or Purchaser to any material liability.  Each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter (or, in the case of a standardized form or paired plan, a favorable opinion or notification letter), and no event has occurred which could cause any Benefit Plan to become disqualified for purposes of Section 401(a) of the Code.  Each Benefit Plan has been operated in all material respects in compliance with applicable law, including Section 401(a) of the Code and ERISA, as applicable, and in accordance with its terms.

2.22.5 All required reports, tax returns, documents and plan descriptions of the Benefit Plans have been timely filed with the Internal Revenue Service and the U.S. Department of Labor (“DOL”) and/or, as appropriate, provided to participants in the Benefit Plans.

2.22.6 There are no pending Claims relating to any Benefit Plan (other than ordinary course Claims for benefits) and, to the best knowledge of Parent and Seller Companies, none are threatened.  The Benefit Plans do not discriminate in operating in favor of employees who are officers or highly compensated.  The Benefit Plans have not been audited or investigated by either the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation within the last five (5) years, and there are no outstanding issues with reference to the Benefit Plans pending before said governmental agencies.

2.22.7 No written or oral representations have been made to any Employee promising or guaranteeing any employer payment or funding, and no Benefit Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any former Employee or such former Employee’s beneficiaries for any period of time beyond the end of the Employee’s termination date (except to the extent of coverage required under Title I, Part 6, of ERISA (“COBRA”) and solely at the cost of the former Employee).  The consummation of the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby will not accelerate the time of vesting or payment, or increase the amount, of compensation to any Employee, except to the extent required by the Code.  No Benefit Plans or other contracts or arrangements provide for payments to any Employee that would be triggered by the consummation of the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby would subject any person to excise tax under Section 4999 of the Code (i.e., “golden parachute” taxes).  With respect to the Employees, no Seller Company nor Parent has made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

2.22.8 Parent, Seller Companies and each of their ERISA Affiliates have substantially complied with the continuation coverage provisions of COBRA with respect to all Employees.  Purchaser shall not assume responsibility for any current COBRA beneficiary of Seller Companies or Parent.

2.22.9 Neither Parent, nor any Seller Company or any ERISA Affiliate nor any other employer who has participated or is participating in any Benefit Plan (a “Sponsor”) has incurred any liability to the DOL or the Internal Revenue Service in connection with any of the Benefit Plans, and no condition exists that presents a risk to Parent, Seller Companies or any Sponsor of incurring any material liability to the DOL or the Internal Revenue Service in connection with any of the Benefit Plans.

2.22.10 Parent and Seller Companies have paid in full or properly accrued on the appropriate balance sheet all amounts that are required under the terms of each Benefit Plan or funding arrangement to have been paid as of the date of this Agreement with respect to periods prior to the Closing Date.  Further, on or prior to the due date under applicable law, Seller Companies shall pay in full all liabilities accrued as of the Closing Date with respect to each Employee in each Benefit Plan.

2.22.11 All amounts required under any Benefit Plan or arrangement that provides for severance payments to Employees will be paid on or prior to the completion of the transactions contemplated herein.

2.22.12 No lien, security interests, encumbrances or other Liens exist with respect to the Acquired Assets that were imposed pursuant to the terms of the Code or ERISA, and no condition exists or could occur that would result in the imposition of such liens, security interests, encumbrances or Liens with respect to the Acquired Assets, Seller Companies, or the Business, arising from or relating to the Benefit Plans.

2.22.13 For the purpose of this Section 2.22, the term “ERISA Affiliate” shall mean (i) any related company or trade or business that is required to be aggregated with Seller Companies or Parent under Code Sections 414(b), (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Benefit Plan; and (iii) any predecessor or successor company or trade or business of Parent, Seller Companies or any entity described in Section 2.22.13(i) and (ii) immediately above.

2.23 Employees.  Schedule 2.23 attached hereto sets forth a list of all officers, directors, managers, and employees of the Business (collectively, the “Employees”), together with such Employees’ positions, a description of the rate and basis for their total compensation and leave status (if applicable).  Except for those Employees who are subject to Contracts described in Schedule 2.10.1(l) attached hereto, all of the Employees are terminable at will.  To the knowledge of Seller Companies and Parent, no executive, key employee, or group of employees has given notice that they intend to terminate employment with the Business prior to the Closing.  Under no circumstances will any physician or other duly licensed health care provider that is not otherwise permitted by applicable New Jersey laws to be an employee of Purchaser.  Each Seller Company has conducted its business in compliance with all Regulations and Orders affecting employment and employment practices applicable to Seller Companies, including the payment of wages and hours.  No Seller Company has ever been party to or bound by any collective bargaining agreement, and none of the Employees are represented by any labor organization.  To the knowledge of Seller Companies and Parent, there is no organizational effort presently being made or threatened (and none has been made or, to the knowledge of Parent and Seller Companies, threatened within the last three (3) years) by or on behalf of any labor union with respect to any Employee.  There have been no strikes, slowdowns, work stoppages, other job actions, lockouts, material labor disputes, nor any demands for collective bargaining by any union, labor organization or other Person during the last three (3) years (nor, to the knowledge of Parent and Seller Companies, has any such event been threatened).  There is no dispute or controversy with any union or other organization of the Employees, and no arbitration proceedings are pending or, to the best knowledge of Seller Companies and Parent, threatened involving a dispute or controversy affecting Seller Companies or the Business.  There are no complaints, charges, or Claims against any Seller Company pending or, to the knowledge of Seller Companies or Parent, threatened before any Authority based on, arising out of, or in connection with, or otherwise relating to the employment or termination of employment of any Employee.  At the Closing, Seller Companies will not have any liability or obligation to any of their Employees or former employees, officers or managers (including unaccrued year end bonuses) other than for the payment of salaries to be paid in the ordinary course of business.  Neither Parent nor any Seller Companies have taken any action, or failed to take any action, that has resulted, or would reasonably be likely to result in, any Claim by an Employee that the Employee has been constructively terminated or due severance payments.  Upon the consummation of the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby, Seller Companies will not have any “change in control,” bonus or other obligations to any Employees, consultants or other Persons performing services for Seller Companies or the Business.

2.24 Insurance Coverage.  Each Seller Company and, to the knowledge of Seller Companies and Parent, the PA has maintained in full force and effect, with no premium arrearages as of the Closing Date, insurance policies bearing the numbers, for the terms, with the insurance companies or other insurance providers, in the amounts and providing the coverage set forth on Schedule 2.24 attached hereto.  True and correct copies of all such policies and all endorsements thereto have been delivered to Purchaser.  Parent and Seller Companies do not know of any state of facts, or of the occurrence of any event which might reasonably (a) form the basis for any claim against the PA, Parent or Seller Companies not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in material increase in insurance premiums of PA, Seller Companies with respect to the Acquired Assets, or the Business as it operates prior to the Closing Date or as it is contemplated to operate after Closing, pursuant to the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby.  Schedule 2.24 attached hereto contains a description of all current malpractice liability insurance policies of Seller Companies and, to the knowledge of Seller Companies and Parent, the PA.  Except as set forth on Schedule 2.24 attached hereto, to Parent’s and Seller Companies’ knowledge: (i) neither Parent, any Seller Company nor the PA has during the three (3) years immediately preceding the Closing Date, filed any written application for any insurance coverage relating to the PA’s or Seller Companies’ business or property that has been denied by an insurance agency or carrier; and (ii) Seller Companies and the PA have been continuously insured for professional malpractice claims during the same period.  Schedule 2.24 attached hereto also sets forth a list of all claims for any insured loss in excess of $5,000 per occurrence filed by Parent, Seller Companies or, to the knowledge of Seller Companies and Parent, the PA during the three (3) years immediately preceding the Closing Date, including workers compensation, general liability, environmental liability and professional malpractice liability claims. With respect to each insurance policy listed in Schedule 2.24 attached hereto:  (i) each such policy is legal, valid, binding, enforceable, and in full force and effect; (ii) each such policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby; (iii) no Seller Company nor Parent nor, to the knowledge of Seller Companies and Parent, the PA is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (iv) no party to such policy has repudiated any provision thereof; (v) there is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies or any notice that a defense will be afforded with reservation of rights; (vi) neither any Seller Company, Parent nor, to the knowledge of Seller Companies and Parent, the PA has received: (A) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (B) any other indication that such policies are no longer in full force and effect or that the issuer of any such policy is not longer willing or able to perform its obligations thereunder; and (vii) neither any Seller Company, Parent, nor, to the knowledge of Seller Companies and Parent, the PA has received any written notice from or on behalf of any insurance carrier issuing such policies, that there will hereafter be a cancellation, or a material increase in the premium or deductible or non-renewal of existing policies. Seller Companies and, to the knowledge of Seller Companies and Parent, the PA have been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.

2.25 Appraisal Reports and Surveys.  To the knowledge of Parent and Seller Companies, within the three (3) year period prior to the Closing Date, there have been no appraisal reports, surveys or other documents that evaluate or describe Seller Companies, the Business, the Locations or any of the Acquired Assets or Acquired Assets that have not been delivered to Purchaser.

2.26 Consents.  Schedule 2.26 attached hereto sets forth a complete list of consents of governmental and other regulatory agencies or authorities, foreign or domestic, and non-governmental Persons required to be received by or on the part of Parent, Seller Companies or, to the knowledge of Seller Companies and Parent, the PA to enable them to enter into and carry out this Agreement in all material respects.  All such requisite consents have been, or prior to the Closing Date will have been, obtained.

2.27 Environmental Matters.  Parent or Seller Companies have provided Purchaser with, or access to, true and complete copies of all environmental reports documenting the results of inspections, investigations, studies, or tests conducted in relation to the Locations, Seller Companies or the Business, including final Phase I and Phase II environmental site assessments, if any, prepared by or on behalf of Seller Companies, Parent, any lender or financing source of Parent or Seller Companies or otherwise in the possession or control of Parent or Seller Companies, relating to Seller Companies, the Locations, the operation of the Business or, to the knowledge of Seller Companies and Parent, the PA. Except as disclosed in Schedule 2.27 attached hereto:

2.27.1 Seller Companies (i) hold and are in compliance with all Environmental Permits, and all such Environmental Permits are in full force and effect; and (ii) currently operate and have operated the Business, the Locations, and any other property owned, leased or operated by Seller Companies or in connection with the Business in compliance with applicable Environmental Laws and Environmental Permits.

2.27.2 Neither Parent nor any Seller Company has received or has knowledge of any written notice, citation, summons, order, request for information, notice of claim, demand, complaint, penalty or notification that it is or may be potentially, and no investigation or review currently is pending or, to Parent’s or Seller Companies’ knowledge, threatened, by or from any Authority or other Person: (A) with respect to any alleged violation of any Environmental Law or Environmental Permits; (B) with respect to any failure to have any Environmental Permit; (C) with respect to any possession, generation, treatment, storage, recycling, transportation or Release of any Hazardous Substance, or (D) with respect to any Remedial Action of any threatened or actual Release of any Hazardous Substance generated by or on behalf of Seller Companies or their predecessors at the Locations or in connection with Seller Companies’ past operation of the Business.

2.27.3 To the knowledge of Seller Companies, no expenditure(s) in excess of $50,000 in the aggregate with respect to Seller Companies, the Business or the Locations will be necessary to achieve compliance with any Environmental Law.

2.27.4 There exists no Environmental Condition at, under or about any Location or any other property now or formerly operated or used by Seller Companies and/or in connection with the Business.

2.27.5 There are not now and there have not been Hazardous Substances used, generated or stored by Seller Companies in the conduct of the Business or at the Locations; (b) there are no and there have not been any Underground Storage Tanks or above ground storage tanks at any Location; (c) there is no asbestos located at or on any Location;  and (d) no Environmental Lien has attached to any Location or any other property now or formerly operated or used by any Seller Company or in connection with the Business.

2.27.6 No Location nor any other property now or formerly operated or used by Seller Companies or in connection with the Business is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or set forth on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites and, to the knowledge of Parent and Seller Companies, no condition at such properties exists that, if known to an Authority, would qualify such property for inclusion on any such list.

2.27.7 Seller Companies have no liability for costs associated with Remedial Action or natural resource damages arising from an arrangement by Seller Companies for the disposal of Hazardous Substances.

2.27.8 The transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby will not result in any obligations for site investigation or cleanup, or consent of government agencies or third parties, pursuant to any of the so called “transaction triggered” or “responsible property transfer” Environmental Laws or any other Environmental Law.

2.28 Medical Waste.  With respect to the generation, transportation, treatment, storage, and disposal, or other handling of Medical Waste, Seller Companies have complied with all Medical Waste Laws.

2.29 Federal Health Care Programs.

2.29.1 No Seller Company participates in the Medicare program.  The PA is qualified for participation in the Medicare program, and each Imaging Center is duly enrolled in the Medicare program as an independent diagnostic testing facility.  Complete and accurate copies of Seller Companies’ and/or the PA’s existing Medicare contracts, Medicare 855-B applications, and Medicare 855-R applications have been furnished to Purchaser.  Each Seller Company and the PA is presently in compliance with all of the terms, conditions and provisions of such contracts, the noncompliance with which would have a Material Adverse Effect on any such contract.

2.29.2 No Seller Company participates in the Medicaid program.  The PA is qualified for participation in the Medicaid program.  Complete and accurate copies of the PA’s existing Medicaid contracts for the Locations have been furnished to Purchaser.  The PA is presently in compliance with all of the terms, conditions and provisions of such contracts the noncompliance with which would have a Material Adverse Effect on any such contract.

2.29.3 No Seller Company participates in the CHAMPUS program. The PA participates in the CHAMPUS program and is presently in compliance, in all respects, with all of the terms and conditions of such participation, the noncompliance with which would have a Material Adverse Effect on any such participation.

2.30 Capital Expenditures and Investments.  Seller Companies have outstanding Contracts and a budget for capital expenditures and Investments that are Assumed Obligations as set forth in Schedule 2.30 attached hereto which includes a schedule of all monies disbursed on account of capital expenditures and investments made by Seller Companies since the Financial Statement Date.

2.31 Dealings with Affiliates.  Schedule 2.31 attached hereto sets forth a complete and accurate list and description of the economic terms, including the parties, of all Contracts to which any Seller Company is, will be or has been a party, at any time from the Financial Statement Date to the Closing Date, and to which any one or more of (a) Seller Companies, (b) Parent, (c) a Seller Company’s Affiliate, (d) a Parent’s Affiliate, or (e) any Person in which a Seller Company or Parent or any of their respective Affiliates has, directly or indirectly, made an Investment, is also a party.  Since the Financial Statement Date, no Seller Company has made any payments, loaned or borrowed any funds or property or made any credit arrangement or accommodation with Parent or an Affiliate or employee of any Seller Company, except for the payment of employee salaries and manager compensation in the ordinary course of business.

2.32 Confidential Information.  No Seller Company nor Parent has disclosed to any Person, other than Purchaser, authorized representatives of Purchaser and employees of Seller Companies, any proprietary confidential information related to the Business.

2.33 Brokerage.  There are no Claims for brokerage commissions, investment banking or finders’ fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon Seller Companies or Parent.

2.34 Solvency.  Immediately prior to, and immediately subsequent to, the consummation of the sale of the Acquired Assets pursuant to the provisions of this Agreement, each Seller Company will be a solvent entity with the ability to pay its debts as they become due.  For purposes of this Agreement, solvent shall mean, with respect to each Seller Company, that the present fair saleable value of such Seller Company’s assets is greater than the amount that will be required to pay its liability on its existing debts as they become absolute and matured.

2.35 Power of Attorney.  There are no outstanding powers of attorney executed on behalf of any Seller Company.

2.36 Disclosures.  Neither this Agreement nor any of the Contracts, exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to Purchaser by or on behalf of any Seller Company or Parent with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.  There is no fact that any Seller Company or Parent has not disclosed to Purchaser herein and of which any Seller Company or Parent, or any of their respective officers, directors, managers or executive employees is aware that could reasonably be anticipated to have a Material Adverse Effect on the PA, Seller Companies, the Business, the Acquired Assets or the ability of Purchaser to continue the businesses of the PA and Seller Companies in the same manner as the PA and Seller Companies conducted the Business prior to the Closing Date after consummation of the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby.  Seller Companies have disclosed to Purchaser all material information relating to the Business, the Acquired Assets and the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby.

3. Representations And Warranties Of Purchaser

Purchaser represents and warrants to Seller Companies and Parent as of the date hereof and as of the Closing Date as set forth below in this Section 3.  Each of the representations and warranties shall be deemed material, and Seller Companies and Parent, in executing, delivering and consummating the transactions under this Agreement, have relied and will rely upon the correctness and completeness of each of representation and warranty notwithstanding any independent investigation and all representations and warranties are provided by Purchaser to induce Seller Companies and Parent to enter into this Agreement and to consummate the transactions contemplated hereby.

3.1 Corporate Organization, Etc.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.  Purchaser is duly qualified or licensed to do business and is in corporate and Tax good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed.

3.2 Authorization, Etc.

3.2.1 Purchaser has full power and authority to enter into this Agreement and the agreements contemplated hereby to which Purchaser is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by Purchaser, and no other corporate proceedings on their part are necessary to authorize this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby.  This Agreement and all other agreements contemplated hereby to be entered into by Purchaser each constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws, now or hereafter in effect, of general application relating to or affecting creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and for the limitations imposed by general principles of equity.

3.2.2 Except as set forth in Schedule 3.2.2 attached hereto, the execution, delivery and performance by Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by Purchaser, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in a violation of, or (d) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any third party or Authority pursuant to, the organizational documents or operating agreement of Purchaser or any applicable Regulation, Order or Contract to which Purchaser or its properties are subject.  Purchaser has complied in all material respects with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby.

3.3 Brokerage.  There are no Claims for brokerage commissions, investment banking or finders’ fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon Purchaser.

4. Covenants of Seller Companies and Parent.

Until the Closing Date, except as otherwise consented to or approved by Purchaser in writing, each of Seller Companies and Parent agree that they shall act, or refrain from acting where required hereinafter, to comply (and in the case of Parent, to cause Seller Companies to comply) with the following:

4.1 Regular Course of Business.  Each Seller Company shall (a) operate its business diligently and in good faith, consistent with past management practices; (b) maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted; (c) maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; (d) comply with the provisions of all Regulations and Orders applicable to such Seller Company and the conduct of the Business; (e) not cancel, release, waive or compromise any debt, Claim or right in its favor having a value in excess of $5,000 other than in connection with returns of inventory for credit or replacement in the ordinary course of business; (f) not alter the rate or basis of compensation of any of its officers, directors, managers or employees other than in the ordinary course of business consistent with past practice and immaterial in amount or otherwise adopt or modify any Benefit Plan; (g) maintain insurance coverage up to the Closing Date with the coverage and in the amounts set forth in Schedule 2.24 attached hereto; (h) maintain inventory, supplies and spare parts at customary operating levels consistent with current practices, and replace in accordance with past practice any inoperable, worn out or obsolete assets with modern assets of comparable quality; (i) maintain  each Seller Company’s books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements; (j) maintain in full force and effect the existence of all Business Intellectual Property rights; (k) use its reasonable best efforts to preserve the goodwill and organization of the Business and its relationships with its customers, suppliers, employees and other Persons having business relations with it; (l) not take or omit to take any action that would require disclosure under Section 2, or that would otherwise result in a breach of any of the representations, warranties or covenants made by Parent or Seller Companies in this Agreement or in any of the agreements contemplated hereby; (m) not sell any of such Seller Company’s assets other than in the ordinary course of business; and (n) not take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect.

4.2 Ownership Changes.  Seller Companies shall not issue or sell any Equity Interests or securities convertible or exchangeable into, or Options to subscribe for, any Equity Interests, and Seller Companies shall not pledge or otherwise encumber any Equity Interests.  Seller Companies shall not redeem, retire, purchase or otherwise acquire directly or indirectly any Equity Interests.  Seller Companies shall not declare, pay or set aside for payment any dividend or other distribution in respect of its Equity Interests.  Seller Companies shall not issue any additional Options or enter into any Contracts containing any profit participation features, equity appreciation rights or phantom equity option plans, or similar Contracts that allow any Person to participate in the equity of any Seller Company.  No Seller Company shall amend its organizational documents or operating agreement or merge into or consolidate with any other Person or change the character of its business.  Parent shall not sell, pledge or otherwise encumber its Equity Interests.  In addition, Seller Companies shall not allow the transfer of any of their Equity Interests on the ownership ledger or other books and records.

4.3 Capital and Other Expenditures.  No Seller Company shall make any Investments or capital expenditures, or commitments with respect thereto, except as provided in its budget, and shall not make any Material Adverse Change in business practices, such as reductions in capital expenditures, advertising, etc., contemplated by the budget of Seller Companies.  Seller Companies shall not make any loan or advance to any Person (other than accounts receivable made in the ordinary course of business) and shall collect in full any amounts outstanding now due from any Affiliate.  Seller Companies shall not make any charitable or other contributions to any Person, nor shall it make any commitments therefor.

4.4 Borrowing.  Seller Companies shall not incur, assume or Guarantee any Indebtedness not reflected on the Financial Statements except in the ordinary course of business under existing credit facilities as such credit facilities exist on the date hereof.

4.5 Other Commitments.  Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by Purchaser, Seller Companies shall not enter into any material Contract or transaction or make any commitment or incur any material obligation or liability (including entering into any real property leases).

4.6 Interim Financial Information and Audit.  Seller Companies shall supply Purchaser with unaudited monthly operating statements within thirty (30) days after the end of each month ending between the date hereof and the Closing Date, certified by each Seller Company’s chief executive officer and chief financial officer as having been prepared in accordance with procedures employed by Seller Companies in preparing prior monthly operating statements and certifying that such financial statements were prepared in accordance with GAAP applied on a basis consistent with the Financial Statements and include all adjustments (all of which were normal recurring adjustments) necessary to fairly present Seller Companies’ financial position, results of operations and changes in financial position at and for such periods.

4.7 Full Access and Disclosure.  Each Seller Company shall afford to Purchaser and its counsel, accountants, agents and other authorized representatives and to financial institutions specified by Purchaser reasonable access during business hours to Seller Companies’ and (to the extent Seller Companies have access) the PA’s facilities, books and records in order that Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of Seller Companies and (to the extent Seller Companies have access) the PA; provided that in each case any visits by such Person to Seller Companies’ or the PA’s facilities shall be approved by the applicable Seller Company or Parent and accompanied by a representative of Seller Companies.  Seller Companies shall cause their officers, employees, counsel and auditors to furnish such additional financial, operating data and other information as Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations made by its independent auditors in connection with any audit of Seller Companies.  From time to time prior to the Closing Date, Seller Companies shall promptly supplement or amend information previously delivered to Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed herein; provided, however, that such supplemental information shall not be deemed to be an amendment to any schedule hereto and shall not change the risk allocation of this Agreement as between Purchaser, Parent and Seller Companies.

4.8 Fulfillment of Conditions Precedent.  Parent and Seller Companies shall use their best efforts to obtain at their expense all such waivers, Permits, consents, approvals or other authorizations from third Persons and Authorities, and to do all things as may be necessary or desirable in connection with transactions contemplated by this Agreement.

4.9 Minimum Account Balance.  After the Closing, Purchaser shall maintain a minimum aggregate cash balance equal to $150,000 in its bank accounts with respect to the Business, which shall be funded solely by the operations of the Business and utilized solely for the purposes of satisfying any payments to Parent relating to a Working Capital Surplus, as determined pursuant to Section 1.8.

4.10 SEC Matters.  Within five (5) business days following the execution of this Agreement, Parent shall file with the Securities Exchange Commission (the “SEC) a preliminary Schedule 14C information statement pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Preliminary Information Statement”) (and shall provide Purchaser with a copy thereof) describing the transactions contemplated by this Agreement and notifying Parent's stockholders that the holders of at least a majority of the issued and outstanding shares of Parent's common stock have consented in writing to such transactions. Parent shall provide Purchaser with a copy of such executed written stockholder consent prior to filing the Preliminary Information Statement with the SEC. In the event that the SEC provides Parent any comments to the Preliminary Information Statement, Parent shall provide Purchaser with all documents and communications related thereto (the “SEC Communications”) until such time that the SEC has approved a definitive information statement for filing with the SEC and mailing to Parent’s stockholders (the “Definitive Information Statement”, and together with the Preliminary Information Statement and the SEC Communications, the “SEC Documents”). Parent shall file the Definitive Information Statement with the SEC, mail the same to its stockholders and provide Purchaser with a copy thereof as soon as practicable following the approval of the Definitive Information Statement by the SEC as set forth above.

5. Closing Conditions

5.1 Conditions to the Obligations of Purchaser.  Each and every obligation of Purchaser under this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

5.1.1 Representations and Warranties; Performance.  The representations and warranties of Seller Companies and Parent contained in this Agreement, and all information contained in any exhibit or schedule hereto delivered by or an behalf of Seller Companies or Parent to Purchaser, shall be true and correct when made and on the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for those representations and warranties given as of a particular date, which shall be true and correct on and as of such date.  Seller Companies and Parent shall have performed and complied with all agreements, covenants, conditions and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.  Purchaser shall have been granted access to all of the materials and individuals reasonably requested and shall have had full opportunity to complete its due diligence investigation with the cooperation of all personnel of Parent and Seller Companies involved in the Business and, if requested, outside professional consultants and professionals retained by Seller Companies.

5.1.2 No Material Adverse Change.  There shall have been no Material Adverse Change since the Financial Statement Date.

5.1.3 No Litigation.  No action or proceeding shall have been instituted against any Seller Company or Parent before any court or other governmental body seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to make the consummation of the transactions contemplated hereby illegal.

5.1.4 No Third-Party Claims.  No third party shall have made a Claim in any forum for beneficial ownership of any of the Acquired Assets or the Equity Interests.

5.1.5 Schedules and Exhibits. The Schedules and Exhibits and all regulatory due diligence materials do not contain any information that materially and negatively impacts the Business, or the prospects, condition (financial or otherwise) or value of: (i) the Acquired Assets, or (ii) the operations contemplated between Seller Companies and/or Parent, on the one hand, and Purchaser, on the other hand, pursuant to the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby.

5.1.6 Due Diligence Review.  Purchaser shall have completed its business, financial and legal due diligence review of Seller Companies, and Purchaser shall be reasonably satisfied with the results of such review.

5.1.7 Management Agreement.  Purchaser and the PA shall have entered into a Management Services Agreement reasonably satisfactory to Purchaser, in substantially the same form as Exhibit 5.1.7 attached hereto (the “MSA”).

5.1.8 Approvals and Consents.  The Purchaser shall have approved the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby. Purchaser, each Seller Company and Parent shall have obtained all third-party consents, approvals, Order, Permits or other authorization required by all applicable Regulations, Order and Contracts involving Seller Companies or binding on their properties and assets to effectuate the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby, including, but not limited to, any required consents to assignment from each Location’s landlord.

5.1.9 Regulatory Approvals.  Parent and Seller Companies shall have obtained any Regulatory approvals required as a result of the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby.

5.1.10 Conditions of Assets.  Seller Companies’ assets and properties shall not have been damaged or destroyed, prior to the Closing Date, by fire or other casualty, whether or not fully covered by insurance, in an aggregate amount exceeding $25,000.

5.1.11 Termination of Affiliate Contracts.  Seller Companies and Parent shall have caused all Contracts between any Seller Company, on the one hand, and Parent or Affiliate of Parent, on the other hand, to terminate at Closing without any further liability or obligation to any Seller Company.

5.1.12 Financing.  Purchaser shall have obtained financing, in amounts and on terms and conditions satisfactory to Purchaser, to consummate the transactions contemplated by the transactions contemplated pursuant to this Agreement and the agreements, documents, instruments, and transactions contemplated hereby and thereby and shall have obtained a written consent from KeyBank National Association, as a lender and the agent for the lenders, under Purchaser’s senior credit facility, to the transactions contemplated under this Agreement and the agreements, documents, instruments, and transactions contemplated hereby.

5.1.13 Closing Deliveries.  Seller Companies and Parent shall have delivered to Purchaser each of the items set forth under Section 6.2.

5.1.14 Termination of the Existing Services Agreement.  The Existing Services Agreement shall have been terminated and no longer be of any force or effect, and Seller Companies shall have delivered evidence of the same to Purchaser.

5.1.15 Governance and Succession Plan.  Howard Kessler, M.D. shall have finalized and delivered a governance and succession plan related to the PA and Dr. Kessler, as the case may be, reasonably satisfactory to Purchaser.

5.1.16 Other Matters.  All corporate and other proceedings in connection with the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby at the Closing Date shall be reasonably satisfactory in substance and form to Purchaser and its counsel, and Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.2 Conditions to Obligations of Seller Companies and Parent.  Each and every obligation of Seller Companies and Parent under this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller Company:

5.2.1 Representations and Warranties; Performance .  The representations and warranties of Purchaser contained in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of Purchaser, shall be true and correct when made and on the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for those representations and warranties given as of a particular date, which shall be true and correct on and as of such date.  Purchaser shall have performed and complied with all agreements, covenants, conditions and obligations under this Agreement required to be performed and complied with by Purchaser as of the Closing Date.

5.2.2 No Litigation.  No action or proceeding shall have been instituted against Purchaser before any court or other governmental body, seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to make the consummation of the transactions contemplated hereby illegal.

5.2.3 Closing Deliveries.  Purchaser shall have delivered to Seller Companies each of the items set forth under Section 6.3.

6. Closing

6.1 Closing.  Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Section 9 hereof, the sale, purchase and other transactions provided for herein (the “Closing”) shall be consummated as soon as reasonably possible after satisfaction of the Closing conditions and deliveries on such date and time as may be mutually agreed upon by the Parties hereto (the “Closing Date”); provided that the Closing shall not occur, in any event, after March 31, 2009.  The Closing shall take place at the office of McDermott Will & Emery LLP located at 340 Madison Avenue, New York, New York 10173, or via remote location as coordinated by the Parties’ respective counsel.

6.2 Deliveries by Seller Companies and Parent.  At the Closing, Seller Companies and Parent shall deliver or cause to be delivered, to Purchaser the following, as applicable:

6.2.1 Bill of Sale duly executed by Seller Companies, as applicable;

6.2.2 Assumption Agreement duly executed by Seller Companies, as applicable;

6.2.3 An Assignment of Lease for each Location, duly executed by the applicable Seller Company;

6.2.4 The MSA duly executed by the PA;

6.2.5 The SEC Documents;

6.2.6 A payoff letter (reasonably satisfactory to Purchaser) from each and every holder of Seller Companies’ Indebtedness other than the Assumed Obligations, the Assumed Indebtedness and as set forth on Schedule 6.2.6, in each case dated within three (3) days prior to the Closing Date and stating the amounts owed in order for such creditors to have been paid in full and to release all Liens in favor of such creditors on the Closing Date.  Seller Companies and their counsel shall cause such creditors to provide at Closing such UCC termination statements, releases of mortgages and other releases of Liens as shall be required by Purchaser and its lenders to release all Liens in favor of such creditors on the Closing Date;

6.2.7 Resolutions adopted by (i) the stockholders and (ii) the Board of Directors or the Board of Managers, as applicable, of Parent and each Seller Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby;

6.2.8 All third party or governmental consents and approvals required to consummate the transaction contemplated hereby;

6.2.9 A certificate, executed by the secretary of Parent and each Seller Company, certifying (i) as to the charter, articles of organization, bylaws and operating agreement (or other similar constating documents), as applicable, of parent and each Seller Company, (ii) that the resolutions delivered in connection with this Agreement and to Purchaser pursuant to Section 6.2.7 are true, correct and complete, and that such resolutions were duly adopted and have not been amended or rescinded, (iii) as to the incumbency of certain officers of Parent and Seller Companies, and (iv) as to the jurisdictions in which Parent and Seller Companies are qualified to conduct business, in the form of Exhibit 6.2.9 attached hereto;

6.2.10 Certified documentation from the appropriate governmental Authority evidencing the good standing with respect to the conduct of business of the PA and each Seller Company as of a date not more than ten (10) days prior to the Closing Date as an entity organized under the laws of the state and as a foreign entity authorized to do business under the laws of the jurisdictions listed in the schedules hereto;

6.2.11 A certificate, dated the Closing Date, executed by the President and the Chief Financial Officer of Parent and each Seller Company certifying as to (i) the satisfaction of the conditions set forth in Sections 5.1.1, 5.1.2 and 5.1.3, and (ii) as to (a) Seller Companies’ Assumed Indebtedness as of the Closing Date, and (b) the accuracy of all of the Financial Statements, in the forms designated as Exhibit 6.2.11(i) attached hereto and Exhibit 6.2.11(ii) attached hereto, respectively;

6.2.12 An opinion of Seller Companies’ and Parent’s counsel (which will be addressed to Purchaser and its lenders), dated the Closing Date, in the form of Exhibit 6.2.12 attached hereto;

6.2.13 A fund flow statement, satisfactory to Purchaser, executed by Seller Companies (the “Funds Flow Statement”); and

6.2.14 Such other certificates, documents and instruments as Purchaser reasonably requests related to the transactions contemplated hereby.

6.3 Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Seller Companies the following:

6.3.1 The Purchase Price;

6.3.2 Resolutions adopted by Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby;

6.3.3 A certificate by the secretary of Purchaser certifying (i) as to the certificate of formation of Purchaser, (ii) that the resolutions delivered to Seller Companies and Parent pursuant to Section 6.3.2 are true, correct and complete, and that such resolutions were duly adopted and have not been amended or rescinded, (iii) as to the incumbency of certain officers of Purchaser, and (iv) as to the jurisdictions in which Purchaser is qualified to conduct business, in the form of Exhibit 6.3.3 attached hereto;

6.3.4 Certified documentation from the appropriate governmental Authority evidencing the good standing, with respect to both the conduct of business and the payment of all Taxes, of Purchaser as of a date not more than seven (7) days prior to the Closing Date as an entity organized under the laws of the state and as a foreign entity authorized to do business under the laws of the jurisdictions listed in the schedules hereto;

6.3.5 The MSA duly executed by Purchaser;

6.3.6 A certificate, dated the Closing Date, executed by Purchaser certifying as to the satisfaction of the conditions set forth in Sections 5.2.1, and 5.2.2;

6.3.7 Funds Flow Statement duly executed by Purchaser; and

6.3.8 Such other certificates, documents and instruments as Seller Companies reasonably request in connection with the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby.

7. Covenants.

7.1 No Solicitation or Negotiation.  Seller Companies and Parent shall not, and any of Parent’s and Seller Companies’ Affiliates, representatives, officers, employees, directors, managers or agents shall not, directly or indirectly (a) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person or enter into any Contract or accept any offer relating to or to consummate any (i) reorganization, liquidation, dissolution or recapitalization of any Seller Company; (ii) merger or consolidation involving any Seller Company; (iii) purchase or sale of any of the assets or Equity Interests, Options, stock appreciation rights, phantom stock options or other similar equity based participations (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock, Options, stock appreciation rights, phantom stock options or other such securities) of any Seller Company (other than a purchase or sale of inventory and worn-out or obsolete assets in the ordinary course of business consistent with past custom and practice and in accordance with the terms of this Agreement); (iv) similar transaction or business combination involving any Seller Company or its assets; or (v) acquisition by any Seller Company of other businesses, whether by the purchase of assets or capital stock of another Person; or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing; provided, however, that nothing herein shall limit or restrict in any way Seller Companies or Parent from communicating with their legal, accounting and other professional advisors or lenders for the purpose of facilitating the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby. Seller Companies and Parent shall notify Purchaser immediately if any Person makes any proposal, offer, inquiry or contact to any Seller Company or Parent or, to Seller Companies’ or Parent’s knowledge, any other Person, for the purpose of effectuating one or more of the foregoing transactions.

7.2 Transfer Tax.  Seller Companies and Parent shall pay on a timely basis all applicable transfer, sales, use, recording, registration and other taxes associated with the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby, including, but not limited to, the transfer of the Acquired Assets to Purchaser.

7.3 Agreement to Defend.  In the event any action, suit, proceeding or investigation of the nature specified in Section 5.1.3 or Section 5.2.2 is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

7.4 Further Acts and Assurances.  Seller Companies and Parent shall, at any time and from time to time at and after the Closing, upon request of Purchaser, take any and all actions necessary to place Purchaser in possession and operating control of the Acquired Assets to be transferred hereunder, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the transferring and confirming to Purchaser or to its successors or permitted assigns, or for reducing to possession, the Acquired Assets.  Subject to the terms and conditions of this Agreement, the parties hereto and thereto shall use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations and Orders to consummate and make effective as promptly as possible the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby, and to cooperate with each other in connection with the foregoing, including without limitation using their best efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, mortgages and other Contracts; (b) to obtain all necessary Permits, consents, approvals and authorizations as are required to be obtained under any Regulation or Order; (c) to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby; (d) to effect all necessary registrations and filings and submissions of information requested by Authorities; and (e) to fulfill all conditions to the obligations of the parties under this Agreement. Furthermore, Purchaser, Seller Companies and Parent shall use their respective best efforts to prevent, with respect to a threatened or pending preliminary or permanent injunction or other Regulation or Order, the entry, enactment or promulgation thereof, as the case may be.

7.5 Deliveries After Closing..  From time to time after the Closing, at Purchaser’s request and without further consideration from Purchaser, Seller Companies and Parent shall execute and deliver such other instruments of conveyance and transfer and take such other action as Purchaser reasonably may require to convey, transfer to and vest in Purchaser and to put Purchaser in possession of any rights or property to be sold, conveyed, transferred and delivered hereunder.

7.6 No Termination of Seller Companies’ and Parent’s Obligations by Dissolution, Etc..  Each Seller Company and Parent each specifically agrees that the obligations of Seller Companies and Parent hereunder, including, without limitation, obligations pursuant to Section 8 below, shall not be terminated by the dissolution of Parent or any Seller Company or by operation of law.

7.7 Confidentiality.

7.7.1 The information, documents and instruments delivered to Purchaser by Seller Companies, Parent or their respective agents and the information, documents and instruments delivered to Seller Companies or Parent by Purchaser or its respective agents are of a confidential and proprietary nature.  Each of the Parties hereto agrees that both prior and subsequent to the Closing it will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by each of the other Parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and will only disclose such information, documents and instruments to its duly authorized officers, directors, managers, representatives and agents.  Each of the Parties hereto recognizes that any breach of this Section 7.7 would result in irreparable harm to the other Parties to this Agreement and their Affiliates and that, therefore each Party shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all other legal and equitable remedies.  Nothing in this Section 7.7, however, shall prohibit the use of such confidential information, documents or information (a) that was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which a Party and its representatives and advisors are bound); (b) that was known to a Party prior to its disclosure to such Party as demonstrated by such Party’s written records; (c) that is disclosed to a Party by a third party not subject to any duty of confidentiality prior to its disclosure to such Party; or (d) that, in the reasonable opinion of Seller Companies’ counsel, Parent’s counsel or Purchaser’s counsel, for governmental filings are (i) required by law or governmental regulations or (ii) otherwise appropriate.

7.7.2 The Parties hereto agree that the terms and conditions of the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby shall remain confidential.  Neither Purchaser, Seller Companies nor Parent or any of their respective agents and representatives shall distribute any of the documents in connection with the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby or any drafts thereof, nor any part thereof, to any third party unless required by law to do so.

7.8 Public Announcements.  Each of the Parties agree that no Party hereto shall release, publish or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller Companies and Purchaser, except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with applicable laws.  Nothing herein shall allow any Party to respond to questions presented by the press or media without first obtaining prior consent of Seller Companies and Purchaser.

7.9 Non-Competition.

7.9.1 For a period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, no Seller Company nor Parent shall, without the prior written consent of Purchaser, (a) directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or serve as a partner, director, employee, manager, principal, agent, consultant or otherwise contract with, or have any financial interest in or with, or aid or assist any other person or entity that operates imaging equipment or an imaging facility or competes with an Imaging Center or the Business within a twenty five (25) mile radius of any Imaging Center or any other imaging centers managed by Purchaser, and (b) in any capacity, either separately, jointly or in association with others, directly or indirectly do any of the following:  (i) employ or seek to employ any Person or agent who is then employed or retained by the Business, Purchaser or its Affiliates (or who was so employed or retained at any time within the two (2) years prior to the date a Seller Company or Parent employs or seeks to employ such Person); (ii) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, manager, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other Person that has a business relationship with the Business, Purchaser or its Affiliates, to discontinue or reduce or modify the extent of such relationship with the Business, Purchaser or its Affiliates; or (iii) submit, solicit, encourage or discuss any proposal, plan or offer to acquire an interest in any of the Business’, Purchaser’s or its Affiliates’ identified potential acquisition candidates.

7.9.2 Each Party understands and acknowledges that the provisions of this Section 7.9 are designed to preserve the legitimate business interests and goodwill of the Parties.  Accordingly, each Party hereby acknowledges that any breach or threatened breach of the provisions of this Section 7.9 will result in irreparable harm and injury to each of the other Parties and that monetary damages will not provide an adequate remedy to a Party.  Accordingly, each Party hereby agrees that in the event of a breach or threatened breach of the provisions of this Section 7.9, the non-breaching Party shall be entitled to (1) a temporary restraining order, preliminary injunction and permanent injunction to enjoin such breach or threatened breach; (b) any and all damages incurred or to be incurred by the non-breaching Party; and (c) recover from the breaching Party the reasonable attorneys’ fees and costs incurred by the non-breaching Party in enforcing the provisions of this Section 7.9.

7.9.3 The provisions of this Section 7.9 shall apply for the applicable periods as set forth above.  If any Seller Company or Parent violates the restrictive covenant provisions set forth in this Section 7.9, and Purchaser, any of Purchaser’s successors and assigns or any of Purchaser’ Affiliates brings legal action for injunctive or other relief, such party bringing the action shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the restrictive covenant, unless a court of competent jurisdiction holds that the restrictive covenant is not enforceable in whole or in part.  Accordingly, for any time period that any Seller Company or Parent is in violation of the restrictive covenant, such time period shall not be included in calculating the duration of the restrictive covenant indicated above.

7.9.4 Each Party hereby acknowledges that the restrictions set forth in this Section 7.9 are minimal, reasonable in scope and duration and are necessary to protect the legitimate business interests of the Parties and that any breach or threatened breach of these restrictions will result in irreparable harm to the non-breaching Party.  In the event any of the restrictions are found by a court of competent jurisdiction to be too broad to permit enforcement to its full extent, then such restriction shall be enforced to the maximum extent allowable by law and the Parties hereby consent to and authorize the court to modify these restrictions in a manner to permit their enforcement to the fullest extent of the law.

7.9.5 The Parties also agree that the existence of any Claim by Parent or any Seller Company against Purchaser, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants set forth herein, but shall be litigated separately.

7.10 Employees.  Purchaser shall provide employment to each of the Employees that meets Purchaser’s hiring standards and criteria.  Nothing contained herein shall restrict Purchaser or its subsidiaries in the future in the exercise of their independent business judgment as to the terms and conditions under which the employment of Employees shall continue, the duration of such employment, the basis on which such employment is terminated, or the benefits provided to Employees.  If the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (a) results in any payment becoming due to any current or former Employee, (b) increases any benefits under any Benefit Plan, or (c) results in the acceleration of the time of payment, vesting or other rights with respect to any such benefits, then Seller Companies and Parent shall be solely liable for such payment, increase, or obligation, and such amounts will not be Assumed Obligations. As of the Closing Date, Seller Companies and Parent shall fully vest (100%) each Employee’s interest in any pension plan sponsored by Seller Companies that is qualified under Section 401(a) of the Code. The cost to fully vest each Employee’s interests in any pension plan sponsored by Seller Companies that is qualified under Section 401(a) of the Code shall be borne by Seller Companies and Parent.  Within ten (10) days of the Closing Date, each Seller Company and Parent shall payout any accrued but unused vacation or paid time off to all Employees.  Seller Companies and Parent shall be responsible for complying with all obligations under COBRA, with respect to Employees and other “qualified beneficiaries” who incur a “qualifying event” on or prior to the Closing Date (i.e., including a termination of employment).  Seller Companies and Parent shall be responsible for all notifications and liability associated with any terminations of employment on or prior to the Closing Date under the worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law.

7.11 Schedules.  As of the date of this Agreement, none of the schedules required by this Agreement to be provided by Seller Companies have been delivered.  Seller Companies agree to deliver to Purchaser for its approval all schedules to be delivered by them within ten (10) days from the date of this Agreement (the “Schedules Delivery Date”); provided, that Seller Companies and Parent shall supplement or amend the schedules in accordance with the terms and conditions set forth in Section 4.7.  Purchaser shall have the right to review the schedules and reject in writing any of the schedules within (10) days from the Schedules Delivery Date (the “Schedules Acceptance Date”).  In the event that Purchaser rejects in writing any schedule on or before the Schedules Acceptance Date, Purchaser may terminate this Agreement pursuant to Section 9.1.5.  If Purchaser does not reject any schedule on or before the Schedules Acceptance Date, Purchaser shall be deemed to have accepted all of the schedules and this Agreement shall be binding on Purchaser, Parent and each of the Seller Companies in accordance with its terms; provided, that, in the event that Purchaser, on the one hand, and Seller Companies and/or Parent, on the other hand, are in dispute with respect to any item or items set forth in the schedules hereto, the Schedules Acceptance Date shall automatically be extended until such dispute is resolved or Purchaser rejects such schedule and terminates this Agreement pursuant to Section 9.15.

7.12 Exhibits.  As of the date of this Agreement, none of the exhibits required by this Agreement to be attached hereto have been finalized or delivered.  Parent, Seller Companies or Purchaser shall have the right to terminate this Agreement prior to the Closing Date if Parent, Seller Companies or Purchaser, as the case may be, do not accept and enter into any of the exhibits.

8. Indemnification.

8.1 Survival.  All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date until all obligations set forth therein shall have been performed and satisfied notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto as follows: (a) the representations and warranties in Section 2.13 (Taxes), Section 2.22 (Employee Benefit Plans), and Section 2.23 (Employees) and their related schedules and the covenants contained in this Agreement shall survive until sixty (60) days after the date as of which the applicable statutes of limitations with respect to such matters expire (after giving effect to any extensions or waivers thereof); (b) the representations and warranties in Section 2.27 (Environmental Matters), Section 2.28 (Medical Waste) and their related schedules shall terminate on the sixth (6th) anniversary of the Closing Date; (c) the representations and warranties in Section 2.1 (Corporate Organization, Etc.), Section 2.2 (Ownership), Section 2.5 (Authorization, Etc.), Section 2.6 (Title and Related Matters), Section 2.17 (Compliance with Law), Section 2.18 (Rates and Reimbursement Policies), Section 2.19 (Physicians), Section 2.20 (Improper and Other Payments), Section 2.29 (Federal Health Care Programs), Section 2.32 (Confidential Information), Section 2.33 (Brokerage), Section 3.1 (Corporate Organization, Etc.), Section 3.2 (Authorization, Etc.), Section 3.3 (Brokerage) and their related schedules (collectively, items (a), (b) and (c) shall be referred to as the “Fundamental Representations and Warranties”) shall survive indefinitely and not terminate; and (d) all other representations and warranties in this Agreement and their related schedules or in any of the written statements, certificates or other items prepared and delivered hereunder or to induce the consummation of any of the transactions contemplated hereby, shall terminate upon the thirty sixth (36th) month anniversary of the Closing Date; provided that the representations, warranties and indemnities for which an indemnification Claim shall be pending as of the end of the applicable period referred to herein shall survive with respect to such Claim until the final disposition thereof.  The representations and warranties in this Agreement and the schedules attached hereto or in any writing delivered in connection herewith shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party or be affected by the knowledge of any officer, director, manager, stockholder, employee, partner or agent of any party seeking indemnification hereunder or by the acceptance of any certificate or opinion from any third party.  In addition, in no event will any disclosure of any event or circumstance made after the date hereof and prior to the Closing serve to amend any representation or warranty for any purpose of this Agreement.

8.2 Limitations.

8.2.1 No Party shall be required to indemnify another Party under Sections 8.3.1 or 8.4.1 until the indemnifiable damages, individually or in the aggregate, exceed $50,000 (the “Hurdle Rate”), at which point such indemnifying party shall be responsible for all indemnifiable damages that may arise, irrespective of the Hurdle Rate; and provided that indemnifiable damages shall accumulate until such time as they exceed the Hurdle Rate, whereupon the party to be indemnified shall be entitled to seek indemnification for the full amount of such damages from the first dollar.

8.2.2 Absent fraud, after the Closing, the aggregate amount of indemnifiable damages for which Seller Companies and Parent shall be jointly and severally liable with respect to breaches of the representations and warranties made by Seller Companies and Parent in Section 2 (other than the Fundamental Representations and Warranties or for knowing or intentional misrepresentations or breaches of covenants and agreements) shall not exceed the Purchase Price.

8.2.3 In the event the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby are not consummated as a result of a breach hereunder by Purchaser, the maximum aggregate amount of indemnifiable damages for which Purchaser shall be liable for hereunder shall equal the Purchase Price.  The Parties agree that such amount is a fair estimate of the maximum amount of Seller Companies’ and Parent’s potential damages and hereby agree not to assert any Claim in excess of such amount.

8.2.4 After the Closing, the sole remedy of any party hereto with respect to indemnification Claims pursuant to this Section 8 of this Agreement shall be monetary damages determined pursuant to this Section 8; provided that nothing herein shall prevent Purchaser from seeking equitable remedies for, among other things, specific performance for breaches of Section 7.7 (Confidentiality), Section 7.8 (Public Announcements), and Section 7.9 (Non-Competition).

8.3 Indemnification by Seller Companies and Parent.  Subject to Sections 8.1 and 8.2, each Seller Company and Parent agree, jointly and severally, to indemnify Purchaser, its subsidiaries and Affiliates and its officers, managers, employees, equity holders, representatives, successors, assigns, and agents and hold each of them harmless against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

8.3.1 Any misrepresentation or breach of any representation or warranty on the part of Seller Companies or Parent under this Agreement, any document relating hereto or thereto or contained in any schedule to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other Contract or instrument delivered by Seller Companies or Parent hereunder.

8.3.2 Any breach of any covenant, agreement or non-fulfillment of any obligation on the part of the applicable Seller Company or Parent under this Agreement, any document relating hereto or thereto or contained in any schedule to this Agreement or any certificate, schedule, other Contract or instrument delivered by Seller Companies or Parent hereunder.

8.3.3 Any and all Excluded Liabilities.

8.3.4 Any and all Excluded Assets.

8.3.5 (i) All Taxes, losses, Claims and expenses resulting from, arising out of, or incurred with respect to, any Claims that may be asserted by any party based on, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 2.13 to be true and correct in all respects as of the date of this Agreement and as of the Closing Date; and (ii) all Taxes (A) attributable to the Acquired Assets or the Business with respect to any taxable period or portion thereof that ends on or prior to the Closing Date or (B) imposed on Seller Companies or Parent.

8.3.6 Any and all Claims with respect to Seller Companies, the Business or the Acquired Assets arising out of or relating to any event, matter or circumstance occurring prior to the Closing Date.

8.3.7 All environmental liability of Seller Companies, including federal, state and local environmental liability, together with any interest or penalties thereon or related thereto, that arises or accrues on or prior to the Closing Date.

8.3.8 Any failure (i) of Seller Companies to have good, valid and marketable title to the Acquired Assets, free and clear of all Liens, Claims and Orders other than Permitted Liens and (ii) to obtain the signature of Seller Companies and Parent in connection with the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby, and Seller Companies and Parent shall be responsible for all liability, fees and expenses that may arise because such Person fails or refuses to agree to the terms hereof.

8.3.9 Any Claim for transaction costs or expenses not paid through a reduction in the Purchase Price on the Closing Date.

8.3.10 Any Claim made during the twelve (12) month period following the Closing Date related to the termination, loss, expiration, suspension or limitation of or amendment or other modification to any third party payor Contract resulting in a projected loss of annualized revenue related thereto in excess of $250,000 (individually or in the aggregate).  For purposes of this Section 8.3.10, the measurement of any projected loss shall be based upon the projections of each such third party payor Contract set forth on Schedule 8.3.10 attached hereto.

8.3.11 All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

8.4 Indemnification by Purchaser.  Subject to Sections 8.1 and 8.2, Purchaser agrees to, and shall, indemnify Seller Companies and Parent and hold each of them harmless, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

8.4.1 Any misrepresentation or breach of any representation or warranty on the part of Purchaser under this Agreement, any document relating hereto or thereto or contained in any schedule to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other Contract or instrument delivered by Purchaser hereunder.

8.4.2 Any breach of any covenant, agreement or non-fulfillment of any obligation on the part of Purchaser under this Agreement, any document relating hereto or thereto or contained in any schedule to this Agreement or any certificate, schedule, other Contract or instrument by Purchaser hereunder.

8.4.3 Any and all Assumed Obligations (including, but not limited to, the capital and operating leases set forth on Schedule 1.2(a) attached hereto) and the Assumed Indebtedness after the Closing Date.

8.4.4 Any and all Acquired Assets after the Closing Date.

8.4.5 All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

8.5 Third-Party Claims.

8.5.1 The following procedures shall be applicable with respect to indemnification for third-party Claims.  Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the “Indemnitee”) of notice of the commencement of any (i) Tax audit or proceeding for the assessment of Tax by any Taxing Authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (ii) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the “Indemnitor”) is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings.  The Indemnitor shall have the right to (i) participate in the defense of such action with counsel of reputable standing and (ii) assume the defense of such action by agreeing to assume such defense within ten (10) days of transmittal in writing of the notice of the Claim by the Indemnitee, unless such Claim (A) may result in criminal proceedings, injunctions or other equitable remedies in respect of the Indemnitee or its business; (B) may result in liabilities which, taken with other then existing Claims under this Section 8, would not be fully indemnified hereunder; (C) may have a Material Adverse Effect on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee); (D) is for an alleged amount of less than $25,000; (E) upon petition by the Indemnitee, if an appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Claim, in which events the Indemnitee shall assume the defense; or (F)  is with respect to Taxes, in which case Seller Companies shall have the right to assume the defense or settlement of such third-party Claim only if it solely relates to (i) Taxes with respect to the income or operations of the Business or the ownership of the Acquired Assets for a taxable year or other taxable period ending on or before the Closing Date or (ii) Taxes imposed upon Seller Companies and Parent. Notwithstanding the immediately preceding sentence, with respect to a third-party Claim for Taxes, neither Seller Companies nor Parent shall consent to entry of any judgment or enter into any settlement (or otherwise compromise) of such Claim without the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

8.5.2 The Indemnitor and the Indemnitee shall cooperate in the defense of any third party Claims.  In the event that the Indemnitor assumes or participates in the defense of such third party Claim as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonably necessary to defend such third party Claim in a timely manner.  If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all expenses (including legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this Section 8.  No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim.  In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume as provided above, the Indemnitee shall have the full right to defend such Claim.

8.5.3 Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor, which shall not be unreasonably withheld; provided however, that no written approval is required from the Indemnitor as to any third party Claim (i) that results solely in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) that settles liabilities, or portions thereof, that are not subject to indemnification hereunder; or (iii) is for an amount of less than $25,000.

8.5.4 An Indemnitee shall have the right to employ its own counsel in any case and the fees and expenses of such counsel shall be at the expense of the Indemnitee unless

(a) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Claim;

(b) the Indemnitor shall not have employed counsel in the defense of such Claim after ten (10) days notice; or

(c) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor; in any of the foregoing events such fees and expenses shall be borne by the Indemnitor.

8.6 Payment of Indemnification Amounts.  Each Indemnitor shall pay the indemnification amount claimed by the Indemnitee in immediately available funds promptly within ten (10) days after the Indemnitee provides the Indemnitor with written notice of a Claim hereunder unless the Indemnitor in good faith disputes such Claim.  If the Indemnitor disputes such Claim in good faith, then promptly after the resolution of such dispute, the amount finally determined to be due shall be paid by the Indemnitor to the Indemnitee in immediately available funds within ten (10) days of such dispute resolution.  In the event the Indemnitor fails to pay the Indemnitee the amount of such indemnification Claim within such ten (10) day period, the Indemnitor shall pay the Indemnitee interest on the amount of such indemnification Claim at a rate of ten percent (10%) per annum, compounded monthly from the date of the original written notice of such indemnification Claim until the indemnification Claim is paid in full.  If any Indemnitor fails to comply with its obligations to make cash payments to an Indemnitee in an aggregate amount sufficient to reimburse the Indemnitee for all losses resulting from an indemnified Claim, the Indemnitee may pursue any and all rights and remedies against the Indemnitor available in law or in equity, subject only to the limitations set forth in Section 8.2 above.

8.7 Security for the Indemnification Obligation; Right of Set-Off.  Each Indemnitee shall have the right, with notice to each Indemnitor, to offset amounts owed to it by such Indemnitor (including any indemnification payment owed by such Indemnitor) against amounts owed by such Indemnitee or its Affiliates to such Indemnitor pursuant to any other obligations, including, without limitation, any indemnification payment owed by such Indemnitee to such Indemnitor, but not prior to the time when it is finally determined that such Indemnitee owes such Indemnitor the amount being offset by such Indemnitee pursuant hereto.  Neither the exercise of, nor the failure to exercise such right of set-off shall constitute an election of remedies or limit an Indemnitee in any manner in the enforcement of other remedies that may be available to such Indemnitee hereunder.

8.8 Adjustment to Purchase Price.  Any indemnification payable pursuant to this Section 8 shall be, to the extent permitted by law, an adjustment to the Purchase Price.

8.9 Breach.  Notwithstanding any other provision in this Agreement to the contrary, the Parties acknowledge and agree that a breach by one Party of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or the documents entered into or delivered in connection with this Agreement does not release the non-breaching Party of its obligations hereunder, pursuant to the ancillary documents hereto or in connection with the transactions contemplated pursuant to this Agreement and the agreements, documents and transactions contemplated hereby and thereby.

9. Termination, Amendment and Waiver

9.1 Termination.  Except as provided in Section 9.2 hereof, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

9.1.1 by mutual written agreement of Seller Companies, Parent and Purchaser;

9.1.2 by Purchaser or Seller Companies if this Agreement is not consummated on or before March 31, 2009; provided that if any Party has breached or defaulted with respect to its obligations under this Agreement on or before such date, such Party may not terminate this Agreement pursuant to this Section 9.1.2, and each other Party to this Agreement may at its option enforce its rights against such breaching or defaulting Party and seek any remedies against such party, in either case as provided hereunder and by applicable Regulation;

9.1.3 by Purchaser if as of the Closing Date any of the conditions specified in Section 5.1 hereof have not been satisfied or if Seller Companies or Parent are otherwise in default under this Agreement or breach of any of their respective representations, warranties or covenants or other agreements herein; or

9.1.4 by Seller Companies if as of the Closing Date any of the conditions specified in Section 5.2 hereof have not been satisfied or if Purchaser is otherwise in default under this Agreement or breach of any of its respective representations, warranties or covenants or other agreements herein.

9.1.5 by Purchaser if it rejects in writing Seller Companies’ schedules pursuant to Section 7.11.

9.1.6 by Parent, Seller Companies or Purchaser if they reject in writing any of the Exhibits pursuant to Section 7.12.

9.2 Effect of Termination.  In the event of termination of this Agreement as provided in this Section 9, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party; provided, however, that each Party hereto shall remain liable for any material breaches of this Agreement prior to its termination; and provided, further, however, that, the provisions of Sections 7.7 and 7.8 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3 Extension; Waiver.  Purchaser, on the one hand, and Seller Companies and Parent, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other Party(ies) hereto, (ii) waive any inaccuracies in the representations and warranties made to such other Party(ies) contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such other Party(ies) contained herein.  Any agreement on the part of a Party hereto to grant any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

10. Definitions.  As used herein, the following terms have the respective meanings set forth below or set forth in the referenced Section of this Agreement:

“24/7” shall have the meaning referenced in Section 2.21.9.

“Acquired Assets” shall have the meaning referenced in Section 1.1.

“Adjustment Statement” shall have the meaning referenced in Section 1.8.2.

“Affiliate” means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person; (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent (5%) or more of the equity or voting securities; (c) any Person that holds, of record or beneficially, five percent (5%) or more of the equity or voting securities of such Person; (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person’s affairs; (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of its affairs by such Person; (f) any director, officer, manager, partner or individual holding a similar position in respect of such Person; or (g) as to any natural Person, any Person related by blood, marriage or adoption and any Person owned by such Persons, including without limitation, any spouse, parent, grandparent, aunt, uncle, child, grandchild, sibling, cousin or in-law of such Person.

“Agreement” shall have the meaning referenced in the preamble of this Agreement.

“Assignment of Lease” shall have the meaning referenced in Section 1.3(b).

“Assumed Indebtedness” shall have the meaning referenced in Section 1.6.

“Assumed Obligations” shall have the meaning referenced in Section 1.2.

“Assumption Agreement” shall have the meaning referenced in Section 1.2.

“Authority” means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local.

“Benefit Plans” shall have the meaning referenced in Section 2.22.1.

“Bill of Sale” shall have the meaning referenced in Section 1.3.

“Business” shall have the meaning referenced in the recitals to this Agreement.

“Business Intellectual Property” shall mean all Intellectual Property owned by Parent or any Seller Company that is used or held for use in connection with the Business.  Business Intellectual Property does not include any Intellectual Property used, owned or licensed by HealthIXS Corporation, a wholly-owned subsidiary of Parent.

“CERCLA” means Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Regulations thereunder.

“Claim” means any action, suit, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” shall have the meaning referenced in Section 6.1.

“Closing Date” shall have the meaning referenced in Section 6.1.

“Closing Date Balance Sheet” shall have the meaning referenced in Section 1.8.1.

“Closing Date Working Capital” shall mean the following from the Closing Date Balance Sheet:  (a) the sum of (i) cash, and (ii) accounts receivable collected prior to the Closing Date that otherwise satisfy the representation in Section 2.9, less (b) the sum of Seller Companies’ (i) accounts payable, (ii) accrued expenses, and (iii) other current liabilities, contingencies or reserves set forth on the Closing Date Balance Sheet.

“CMS” means Center for Medicaid and Medicare Services.

“COBRA” shall have the meaning referenced in Section 2.22.7.

“Code” shall have the meaning referenced in Section 2.22.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 20, 2008, by and between Seller Companies, Parent and Purchaser.

“Contested Adjustment Notice” shall have the meaning referenced in Section 1.8.2.

“Contested Adjustments” shall have the meaning referenced in Section 1.8.2.

“Contract” means any agreement, contract, commitment, instrument, document, certificate or other binding arrangement or understanding, whether written or oral.

“Definitive Information Statement” shall have the meaning referenced in Section 4.10.

“DOL” shall have the meaning referenced in Section 2.22.5.

“Employees” shall have the meaning referenced in Section 2.23.

“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media including any Release or threatened Release of Hazardous Substances, either on or off a property resulting from any activity, inactivity or operations occurring on such property that, by virtue of Environmental Laws (i) requires notification, investigatory, corrective or remedial measures, and/or (ii) comprises a basis for Claims against, demands of and/or Liabilities of Seller Companies, Parent or Purchaser or in respect of the Business or the Locations.

“Environmental Law” shall mean any Regulation, Order, settlement agreement or Authority requirement, which relates to or otherwise imposes liability or standards of conduct concerning the environment, health, safety or Hazardous Substances, including without limitation, discharges, emissions, releases or threatened releases of noises, odors or any Hazardous Substances, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, including but not limited to CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Material Transportation Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, the Occupational Safety and Health Act, any so-called “Superlien” law, all as now or hereafter amended or supplemented, and the Regulations promulgated thereunder, and any other similar Federal, state or local Regulations.

“Environmental Permit” shall mean Permits, certificates, approvals, licenses, decrees, consents, Orders and other authorizations relating to or required by Environmental Law and necessary or desirable for Seller Companies’ business.

“Equity Interests” shall have the meaning referenced in Section 2.2.

“ERISA” shall have the meaning referenced in Section 2.22.1.

“ERISA Affiliate” shall have the meaning referenced in Section 2.22.13.

“Escrow Agent” means American Stock Transfer & Trust Company, LLC, located at 59 Maiden Lane, Plaza Level, New York, New York 10038.

“Escrow Agreement” shall have the meaning referenced in Section 1.7.1.

“Escrow Amount” shall have the meaning referenced in Section 1.7.1.

“Excluded Assets” shall have the meaning referenced in Section 1.1.

“Excluded Liabilities” shall have the meaning referenced in Section 1.2.

“Existing Services Agreement” shall have the meaning referenced in the recitals to this Agreement.

“Financial Statement Date” shall have the meaning referenced in Section 2.7.1.

“Financial Statements” shall have the meaning referenced in Section 2.7.1.

“Fundamental Representations and Warranties” shall have the meaning set forth in Section 8.1.

“Funds Flow Statement” shall have the meaning set forth in Section 6.2.13.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Guarantee” means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through a Contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other Investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

“Hazardous Substances” shall be construed broadly to include any toxic or hazardous substance, material, or waste, any petroleum or petroleum products, radioactive or nuclear materials, asbestos in any form that has become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted wastes,”, “medical wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law, any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any governmental Authority and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products or by-products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Law or which are or could reasonably be expected to become regulated, listed or controlled by, under or pursuant to any Environmental Law, or which has been or shall be determined or interpreted at any time by any Authority to be a hazardous or toxic substance regulated under any other Regulation or Order.

“HIPAA” shall have the meaning referenced in Section 2.17.1.

“HIPAA Regulations” shall have the meaning referenced in Section 2.17.2.

“Hurdle Rate” shall have the meaning set forth in Section 8.2.1.

“Imaging Centers” shall have the meaning referenced in the recitals to this Agreement.

“Imaging Centers Capital Expenditures” means a credit to Purchaser in the amount of $1,200,000 for capital expenditures and leasehold improvements at the Imaging Centers.

“Improvements” shall have the meaning set forth in Section 2.6.4.

“Indebtedness” with respect to any Person means (a) any obligation of such Person for borrowed money, but in any event shall include:  (i) any obligation or liabilities incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (whether or not such Person has assumed or become liable for the payment of such obligation) (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (iii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (iv) capitalized lease obligations; (v) all Guarantees of such Person; and (vi) any outstanding obligations or liabilities in connection with loans from Parent; (b) equipment lease obligations; (c) accounts payable and accrued expenses of such Person; (d) annual employee bonus obligations that are not accrued on the Financial Statements; and (e) retroactive insurance premium obligations.

“Indebtedness Cap” shall have the meaning referenced in Section 1.6.

“Indemnification Escrow Amount” shall have the meaning referenced in Section 1.7.1.

“Indemnitee” shall have the meaning set forth in Section 8.5.1.

“Indemnitor” shall have the meaning set forth in Section 8.5.1.

“Independent Accountant” shall have the meaning set forth in Section 1.8.2.

“Intellectual Property” means all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators (“URLs”), trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing).

“Investment” shall mean (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, capital stock, Options, securities or ownership interests (including partnership interests and joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“JV” means the joint venture partnership between Parent and UIA commonly known as “Union Imaging Associates, JV”.

“Licenses” shall have the meaning referenced in Section 2.16.

“Lien” means any (a) security interest, lien, mortgage, pledge, hypothecation, encumbrance, rights of first refusal, Options, warrants, charges, pledges, voting agreements, trusts, restrictions of any nature, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature, including any conditional sale or other title retention Contract or lease in the nature thereof; (b) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute; (c) any subordination arrangement in favor of another Person; and (d) any other encumbrances of any nature whatsoever.

“Locations” shall have the meaning referenced in the recitals to this Agreement.

“Material Adverse Change” means any developments or changes that would have a Material Adverse Effect.

“Material Adverse Effect” means any circumstances, state of facts or matters which might reasonably be expected to have a material adverse effect in respect of any Location, the Business or its operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.

“Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste, and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.  “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under MWTA.

“Medical Waste Laws” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: MWTA; the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA §§2501 et seq.; the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA §§1401 et seq.; the Occupational Safety and Health Act, 29 USCA §§651 et seq.; the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119 et seq. and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

“MSA” shall have the meaning referenced in Section 5.1.7.

“MWTA” means the Medical Waste Tracking Act of 1988, 42 U.S.C. §§6992, et seq.

“Option” means any subscription, option, warrant, right, security, Contract, commitment, understanding, equity appreciation right, phantom equity option, profit participation or arrangement by which (a) with respect to any Seller Company, such Seller Company is bound to issue any additional interest in the equity or equity appreciation of such Seller Company or rights pursuant to which any Person has a right to purchase an interest in the equity or equity appreciation of Seller Company or (b) with respect to any Seller Company, such Seller Company is bound to sell or allow another Person to vote, encumber or control the disposition of any equity or rights pursuant to which any Person has a right to purchase, vote, encumber or control the disposition of equity from such Seller Company.

“Order” means any writ, decree, order, judgment, injunction, rule, ruling, Lien, voting right, consent of or by an Authority.

“PA” shall have the meaning referenced in the recitals to this Agreement.

“Parent” shall have the meaning referenced in the preamble of this Agreement.

“Parties” means, collectively, Purchaser, Seller Companies, Parent, and their respective successors and permitted assigns.

“Party” means, individually, Purchaser, each Seller Company and Parent and their respective successors and permitted assigns.

“Permits” means all permits, licenses, registrations, certificates, Orders, qualifications or approvals required by any Authority or other Person.

“Permitted Liens” means (a) statutory Liens not yet delinquent and immaterial in amount; (b) such imperfections or irregularities of title or Liens as do not materially detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not detract from the value of such properties and assets; (c) Liens reflected in the Financial Statements or the notes thereto; (d) the rights of customers of a Seller Company with respect to inventory or work in progress under purchase orders or Contracts entered into by a Seller Company in the ordinary course of business; (e) mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue and immaterial in amount or that are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien; (f) deposits or pledges to secure workmen’s compensation, unemployment insurance, old age benefits or other social security obligations in connection with, or to secure the performance of, bids, tenders, trade Contracts not for the payment of money or leases, or to secure statutory obligations or surety or appeal bonds or other pledges or deposits for purposes of like nature in the ordinary course of business and immaterial in amount; and (g) the Assumed Indebtedness.

“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.

“PET” shall have the meaning referenced in the preamble of this Agreement.

“PET Center” shall have the meaning referenced in the recitals to this Agreement.

“PET Location” shall have the meaning referenced in the recitals to this Agreement.

“Physicians” shall have the meaning referenced in Section 2.19.

“Preliminary Information Statement” shall have the meaning referenced in Section 4.10.

“Purchase Price” shall have the meaning referenced in Section 1.4.

“Purchaser” shall have the meaning referenced in the preamble of this Agreement.

“Reading Physicians” shall have the meaning referenced in Section 2.19.

“Regulation” means any rule, law, code, statute, regulation, ordinance, requirement, announcement, policy, guideline, rule of common law or other binding action of or by an Authority and any judicial interpretation thereof.

“Release” means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

“Remedial Action” shall mean actions to clean up the environment, including soil, surface water or groundwater, in response to a Release, spill or discharge of Hazardous Substances, including the following activities: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) the use, implementation, application, installation, operation or maintenance of remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils, systems for long-term treatment of surface water or groundwater, engineering controls or institutional controls; and (e) any other activities reasonably determined to be necessary or appropriate or required under Environmental Laws to address a release of Hazardous Substances.

“Scheduled Physicians” shall have the meaning referenced in Section 2.19.

“SEC” shall have the meaning referenced in Section 4.10.

“SEC Communications” shall have the meaning referenced in Section 4.10.

“SEC Documents” shall have the meaning referenced in Section 4.10.

“Seller Companies” shall have the meaning referenced in the preamble to this Agreement.

“Seller Companies’ knowledge”, “knowledge of Seller Companies” “Parent’s knowledge”, “knowledge of Parent” or correlative terms shall be deemed to mean the knowledge of Parent, Seller Companies or any of Seller Companies’ officers, directors, managers or owners, after due and diligent inquiry (which shall include conversations with such managers, officers and employees of Seller Companies having responsibility for, and review of the files of Seller Companies relating to, the subject matter to which the representation and warranty relates) of their respective direct reports and management of Seller Companies.

“Server” shall have the meaning referenced in Section 2.21.9.

“Settlement Amount Certificate” shall have the meaning referenced in Section 1.8.2.

“Settlement Date” shall have the meaning referenced in Section 1.8.3.

“Sites” shall have the meaning referenced in Section 2.21.9.

“Sponsor” shall have the meaning referenced in Section 2.22.9.

“Storage Location” shall have the meaning referenced in the recitals to this Agreement.

“Supervising Physicians” shall have the meaning referenced in Section 2.19.

“Tax Returns” shall have the meaning referenced in Section 2.13.1.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, net proceeds, alternative or add-on minimum, ad valorem, turnover, personal property (tangible and intangible), leasing, lease, user, employment, fuel, excess profits, interest equalization, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or Affiliated group or of a contractual obligation to indemnify any person or other entity.

“Taxing Authorities” means Internal Revenue Service and any other Federal, state, or local Authority which has the right to impose Taxes on Seller Companies or Parent.

“UIA” shall have the meaning referenced in the preamble of this Agreement.

“UIC” shall have the meaning referenced in the preamble of this Agreement.

“UIC Center” shall have the meaning referenced in the recitals to this Agreement.

“UIC Location” shall have the meaning referenced in the recitals to this Agreement.

“Underground Storage Tank” shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable Regulation, Order governing underground storage tanks.

“Working Capital Escrow Amount” shall have the meaning referenced in Section 1.7.1.

“Working Capital Shortfall” shall mean the amount by which the Closing Date Working Capital is less than $525,000.

“Working Capital Surplus” shall mean the amount by which the Closing Date Working Capital exceeds $525,000.

11. Miscellaneous.

11.1 Schedules and Other Instruments.  Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full.

11.2 Additional Assurances.  The provisions of this Agreement shall be self-operative and shall not require further agreement by the Parties except as may be herein specifically provided to the contrary; provided, however, at the reasonable request of a Party, the other Party or Parties shall execute such additional instruments and take such additional actions as the requesting Party may deem necessary to effectuate this Agreement.  In addition and from time to time after Closing, Parent and the applicable Seller Companies shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Purchaser reasonably may request, to effectively convey and transfer full right, title and interest to, vest in, and place Purchaser in legal, equitable and actual possession of the Business and the Acquired Assets.  Seller Companies and Parent shall also furnish Purchaser with such information and documents in that Party’s possession or under that Party’s control, or which Seller Companies and Parent can execute or cause to be executed, as will enable Purchaser to prosecute any and all petitions, applications, Claims and demands relating to or constituting a part of the Acquired Assets. Additionally, Seller Companies, Parent and Purchaser shall cooperate and use their respective reasonable efforts to have their respective present managers, directors, officers and employees cooperate with each other on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to matters pertaining to all periods prior to Closing in respect of the items subject to this Agreement.

11.3 Consented Assignment.  Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Claim, right, Contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of the other Party thereto would constitute a breach thereof or in any material way affect the rights of Seller Companies and Parent, as appropriate, thereunder, unless such consent is obtained.  If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect the rights thereunder of any Seller Company or Parent so that Purchaser would not in fact receive all such rights, then the Parties shall cooperate in any reasonable arrangement designed to provide for the Parties the benefits under any such Claim, right, Contract, license, lease, commitment, sales order or purchase order, including, without limitation, enforcement of any and all rights of Seller Companies and Parent, against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

11.4 Legal Fees and Costs.  In the event a Party elects to incur legal expenses to enforce or interpret any provision of this Agreement, the agreements contemplated hereby, or the transactions contemplated hereby or thereby by judicial proceedings or otherwise, the prevailing Party in whose favor a final non-appealable judgment is rendered will be entitled to recover such legal expenses, including, without limitation, reasonable attorney’s fees, costs and necessary disbursements at all court levels, in addition to any other relief to which such Party shall be entitled.

11.5 Benefit; Assignment.  Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns; provided, however, that no Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, further, however, that Purchaser may, without the prior written consent of the other Party, assign its rights and delegate its duties hereunder to one or more entities that are under common ownership or control of Purchaser. This Agreement is intended solely for the benefit of the Parties hereto and is not intended to, and shall not, create any enforceable third party beneficiary rights.

11.6 Cost of Transactions.  Except as otherwise provided herein, whether or not the transactions contemplated hereby shall be consummated, the Parties agree as follows:  (i) each Seller Company and Parent shall bear its own fees, expenses and disbarments, including without limitation, those related to its respective agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto on or prior to the Closing Date; and (ii) Purchaser shall bear its own fees, expenses and disbursements, including, without limitation, those related to its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto.

11.7 Waiver of Breach.  The waiver by any Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

11.8 Notice.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express or UPS), one (1) business day after mailing; (b) if sent by facsimile transmission before 5:00 p.m. on a business day (sender’s time), when transmitted and receipt is confirmed through a delivery report; (c) if sent by facsimile transmission after 5:00 p.m. or on a day that is not a business day (sender’s time) and receipt is confirmed through a delivery report, on the following business day; (d) the date such notice, request, demand or other communication is rejected; or (e) upon actual receipt by the party to whom such notice, request, demand or other communication is required to be given; provided that such notices, requests, demands and other communications are delivered to the address or facsimile number set forth below, or to such other address or facsimile number as any party shall provide by like notice to the other parties:

Parent or any Seller Company:

c/o Modern Medical Modalities Corporation
439 Chestnut Street
Union, New Jersey 07083
Attention: Barry Hayut, Chairman and Chief Executive Officer
Facsimile:  908-845-0385

With a simultaneous copy to:

Richardson & Patel LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, NY 10174
Facsimile: 212-907-6687
Attention: Kevin Friedmann, Esq.
                   Jody Samuels, Esq.

Purchaser:

Health Diagnostics of New Jersey, L.L.C.
c/o Health Diagnostics LLC
200 Park Avenue, 44th Floor
New York, NY 10166
Attention:  Bradford Peters

With a simultaneous
copy to                      :

McDermott, Will & Emery
201 South Biscayne Boulevard, Suite 2200
Miami, Florida 33131-4336
Attention:   Joshua Kaye, Esq.
                     Frederic L. Levenson, Esq.
                     J. Gerard Legagneur, Esq.

11.9 Performance.  If the due date for any notice, request, demand or other communication under this Agreement occurs on a Saturday, Sunday or United States federal holiday, then the due date for such notice, request, demand or communication shall be the next business day following such Saturday, Sunday or federal holiday.

11.10 Severability.  In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of such provision or the remaining provision of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

11.11 Gender and Number.  Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

11.12 Divisions and Headings.  The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

11.13 Entire Agreement; Amendment.  This Agreement, including the schedules and exhibits hereto and the Contracts, documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all previous Contracts, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions and constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties respecting the within subject matter and no Party shall be entitled to benefits other than those specified herein.  There are no Contracts, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to the transactions contemplated hereby, other than those expressly set forth or referred to herein.  As between or among the Parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect.  All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all Parties hereto.

11.14 Counterpart.  This Agreement may be executed in two or more counterparts (including by means of telecopied or PDF signature pages), each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

11.15 No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein express or implied shall be construed to give any Person, other than the Parties of such permitted successors and assigns, any legal or equitable rights hereunder.

11.16 Schedules.  No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representation or warranties made in this Agreement unless the substance of such exception is disclosed as provided herein on each such applicable schedule or a specific cross reference to a disclosure on another schedule is made.  All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.17 Injunctive Relief.  The Parties hereto agree that in the event of a breach of any provision of this Agreement or a failure by a party to perform in accordance with the specific terms herein, the aggrieved party or parties may be damaged irreparably and without an adequate remedy at law. The Parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved Party or Parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of a posting of a bond, as well as to obtain damages for breach of this Agreement.  By seeking or obtaining any such relief, the aggrieved Party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

11.18 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party hereto, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

11.19 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY SCHEDULES OR EXHIBIT HERETO OR THE RELATIONSHIPS OF THE PARTIES HERETO OR ANY COURSE OF DEALING OR COURSE OF CONDUCT OR STATEMENTS (WHETHER VERBAL OR WRITTEN) BE TRIED BY JURY.  THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS.  EACH PARTY HERETO ACKNOWLEDGES THAT IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVING ITS RIGHTS TO DEMAND TRIAL BY JURY.

11.20 Choice of Law; Venue.  THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY.  THE PARTIES DESIGNATE ALL FEDERAL AND STATE COURTS OF RECORD SITTING IN THE STATE OF NEW JERSEY AS FORUMS WHERE ANY CLAIMS IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE PROSECUTED AS TO ALL PARTIES, THEIR SUCCESSORS, ASSIGNS, AND BY THE FOREGOING DESIGNATIONS THE PARTIES CONSENT TO THE JURISDICTION AND VENUE OF SUCH COURTS.

11.21 Tax Advice and Reliance.  Except as expressly provided in this Agreement, none of the Parties (nor any of the Parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other Party (or to any other Party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax laws.  Each Party has relied solely upon the tax advice of its own employees or of representatives engaged by such Party and not on any such advice provided by any other Party hereto.

11.22 No Strict Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.23 Interpretation.  In this Agreement, unless the context otherwise requires references to (a) a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal or (b) time are references to Eastern Standard Time.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

PURCHASER:

HEALTH DIAGNOSTICS OF NEW JERSEY, L.L.C.

By:		/s/ Bradford Peters
Bradford Peters, Chief Executive Officer

PARENT:

MODERN MEDICAL MODALITIES CORPORATION

By:		/s/ Baruh Hayut
Baruh Hayut, Chief Executive Officer

SELLER COMPANIES:

UNION IMAGING ASSOCIATES, INC.

By:		Baruh Hayut
Baruh Hayut, Chief Executive Officer

UNION IMAGING CENTER, LLC

By:		Modern Medical Modalities Corporation, its sole member

	By:	/s/ Baruh Hayut
Baruh Hayut, Chief Executive Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

PET SCAN AT UNION IMAGING, LLC

By:	Modern Medical Modalities Corporation, its sole member

	By:	/s/ Baruh Hayut
Baruh Hayut, Chief Executive Officer